UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to §240.14a-12
VIAVI SOLUTIONS INC.
(Name of Registrant as Specified In Its Charter)

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VIAVI SOLUTIONS INC.
6001 America Center Drive
6th Floor, San Jose, California 95002
(408) 404-3600
Virtual Annual Meeting of Stockholders
Proxy Statement
2020 Annual Report

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND
SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.
PLEASE REFER TO (I) THE INSTRUCTIONS OF THE NOTICE OF INTERNET
AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL, (II) THE
SECTION ENTITLED GENERAL INFORMATION BEGINNING ON PAGE 1 OF THIS
PROXY STATEMENT, OR (III) IF YOU REQUESTED TO RECEIVE PRINTED
PROXY MATERIALS, YOUR ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 11, 2020: The notice of annual meeting, proxy statement and the annual report on Form 10-K for the fiscal year ended
June 27, 2020, are available free of charge at the following website:
www.edocumentview.com/VIAV

GO GREEN!
REGISTER ELECTRONICALLY FOR STOCKHOLDER MATERIALS
Viavi Solutions Inc. is pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules allowing companies to furnish this Proxy Statement and Annual Report over the Internet to our stockholders who hold Common Stock. We believe that this e-proxy process, also known as “Notice and Access” will expedite the receipt of proxy materials by our stockholders, reduce our printing and mailing expenses and reduce the environmental impact of producing the materials required for our annual meeting of stockholders.
You should refer to the “General Information” portion of the following Proxy Statement or contact our Investor Relations hotline at 408-404-6305 for assistance regarding instructions on how to register for and access our Proxy Statement and Annual Report online.

October 2, 2020
Dear Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Viavi Solutions Inc. (“VIAVI”). Preservation of health and safety is of the utmost importance to VIAVI and continues to drive our business decisions. To support the health and well-being of our stockholders, employees and directors in light of the COVID-19 pandemic, our 2020 Annual Meeting of Stockholders will be held as a virtual meeting of stockholders and stockholders will not be able to attend the meeting in person. Our Annual Meeting of Stockholders will be conducted exclusively via the internet at a virtual audio web conference at www.meetingcenter.io/210764753 on November 11, 2020, at 9:00 a.m. Pacific Time. Stockholders of record as of the close of business on September 23, 2020 are entitled to vote.
You can attend the 2020 Annual Meeting of Stockholders online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned internet site. We are committed to ensuring, to the extent possible, that stockholders will be afforded the ability to participate at the virtual meeting like they would at an in-person meeting. We hope to resume our historical practice of holding an in-person meeting next year. Details regarding how to access the virtual meeting via the internet and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2020 Annual Meeting of Stockholders and proxy statement.
We have also elected to deliver our proxy materials to our stockholders over the internet and will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2020 Annual Meeting of Stockholders and 2020 annual report to stockholders. This notice also provides instructions on how to vote by telephone or through the internet and includes instructions on how to receive a paper copy of the proxy materials by mail.
The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.
We hope that you will be able to attend this year’s Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, please vote through the internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of VIAVI.
Sincerely,
Oleg Khaykin
President and Chief Executive Officer

Notice of 2020 Annual Meeting of Stockholders
Virtual Meeting Logistics

Date Wednesday, November 11, 2020	Time 9:00 a.m., Pacific Time	Live Webcast www.meetingcenter.io/210764753 access begins at 8:30 a.m., Pacific Time
Items of Business

•	To elect the 9 directors named in this proxy statement;

•	To ratify the appointment of the independent registered public accounting firm for the fiscal year ending July 3, 2021;

•	To approve, on an advisory basis, VIAVI's executive compensation; and

•	To consider such other business as may properly come before the meeting.
Important Meeting Information
Record Date
Stockholders of record as of September 23, 2020 will be able to vote and participate in the 2020 Annual Meeting of Stockholders using the control number included on their Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompanied their proxy materials, and the password VIAV2020.
A Notice of Internet Availability of Proxy Materials was first sent on or about October 2, 2020.
Technical Issues
Contact (800) 736-3001 (toll-free) or +1 (781) 575-3100 (international) or review the instructions on the virtual meeting website if you experience any technical difficulties or have trouble accessing the virtual meeting.
Asking Questions
During the meeting, questions can only be submitted in the question box provided at: www.meetingcenter.io/210764753.
Your Vote is Important.
Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. please refer to (i) the instructions of the Notice of Internet Availability of Proxy Materials you received in the mail, (ii) the section entitled general information beginning on page 1 of this proxy statement, or (iii) if you requested to receive printed proxy materials, your enclosed proxy card.

Notice of 2020 Annual Meeting of Stockholders (Continued)

By Order of the Board of Directors,

Oleg Khaykin
President and Chief Executive Officer
San Jose, California
October 2, 2020

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 11, 2020: The notice of annual meeting, proxy statement and the annual report on Form 10-K for the fiscal year ended
June 27, 2020, are available free of charge at the following website:
www.edocumentview.com/VIAV

Proxy Summary
This summary provides an overview of selected information in this year’s proxy statement. We encourage you to read the entire proxy statement before voting.
Annual Meeting of Stockholders

Date & Time:	Wednesday, November 11, 2020 at 9:00 a.m. Pacific Time
Location:	www.meetingcenter.io/210764753
Record Date:	September 23, 2020
Voting Matters
Stockholders will be asked to vote on the following matters at the 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting") of Viavi Solutions Inc. (“VIAVI”):

Board Recommendation
ITEM 1.  Election of Directors
The Board of Directors (the "Board') believes that each of the director nominees has the knowledge, experience, skills and background necessary to contribute to an effective and well-functioning Board.
Vote FOR each director nominee
ITEM 2.  Ratification of the Appointment of PricewaterhouseCoopers LLP as VIAVI’s independent registered public accounting firm for fiscal year 2021
The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as VIAVI’s independent auditors is in the best interests of VIAVI and its stockholders.

Vote FOR
ITEM 3.  Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers
The Board believes that the compensation of our named executive officers as disclosed in this proxy statement for fiscal year 2020 is well aligned with VIAVI’s performance and the interests of our stockholders.

Vote FOR

VIAVI at a Glance
Our Values
The six VIAVI business values below articulate the cultural identity for VIAVI and provide shared understanding of expectations across the company.
These values were identified through global workshops to understand the foundational components of working at VIAVI, as well as the guiding principles that will help us to achieve our objectives globally. These values clarify the desired operating environment of the employees and management. The values reinforce the importance of how we approach working together in service of our stakeholders and creating a winning company strategy.

Governance Highlights
Board Composition
The Governance Committee regularly reviews the overall composition of the Board and its committees to assess whether it reflects the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to VIAVI’s current and future global business and strategy.1
Board Tenure
The Board considers length of tenure when reviewing nominees in order to maintain an overall balance of experience, continuity and fresh perspective.

0-5 Years: 56%	5-10 Years: 78%	10+ Years: 22%	Average tenure of all director nominees: 7 years
Board Profile
Board Refreshment
Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience and qualifications, introduce fresh perspectives, and broaden and diversify the views and experience represented on the Board.
_________________________________________

[1]	For the purpose of the charts, each year refers to the 12-month period ending on October 2.

Our Director Nominees

				Committee Memberships (effective June 27, 2020)
Nominee	Age at Record Date	Primary Occupation	Director Since	Audit Committee	Compensation Committee	Corporate Development Committee	Governance Committee
Richard E. Belluzzo(C)	66	US Venture Partner of Innogest SGR SpA	February 2005		●		●
Keith Barnes	69	Former Chief Executive Officer and Chair of the Board of Verigy Ltd.	October 2011	●FE	●		●
Laura Black	59	Managing Director of Needham & Company, LLC	February 2018			●	●
Tor Braham	62	Former Managing Director and Global Head, Technology, M&A for Deutsche Bank Securities	October 2015			●
Timothy Campos	47	Chief Executive Officer of Woven, Inc.	April 2014		●	●
Donald Colvin	67	Former Interim Chief Financial Officer of Isola Group Ltd.	October 2015	●FE		●
Glenda Dorchak	66	Independent technology business consultant.	November 2019		●
Masood A. Jabbar	70	Former Chief Executive Officer of XDS Inc.	March 2006	●FE		●
Oleg Khaykin	55	Chief Executive Officer of Viavi Solutions Inc.	February 2016
(C): Chair of the Board
●: Committee Chair
●: Member
FE: Audit Committee Financial expert

Governance Practices
We are vocal advocates for the adoption of sound corporate governance policies that include strong Board leadership and strategic deliberation, prudent management practices and transparency.
Highlights of our governance practices, among others include:

●	Non-executive, independent Chairman
●	Annual election of directors
●	Majority voting for directors in uncontested elections
●	All committees are comprised of independent directors
●	All members of the Audit Committee are Audit Committee Financial Experts
●	Executive sessions of independent directors
●	Annual Board and Committee evaluations
●	Risk oversight by Board and Committees, including with respect to cybersecurity
●	Procedures for shareholders to communicate directly with the Board
●	Stock ownership requirements for directors and executives
●	Annual advisory vote on executive compensation
●	Annual review of Committee charters and Corporate Governance Guidelines
●	Governance Committee oversight of environmental, social and governance matters
Stockholder Engagement and Outreach
Stockholder engagement is essential to our ongoing review of our corporate governance and executive compensation programs and practices. Executive management, Investor Relations and the Corporate Secretary engage with stockholders from time to time to understand their perspectives on a variety of corporate governance matters, including executive compensation, corporate governance policies and corporate sustainability practices.
We also communicate with stockholders through a number of routine forums, including:

●	Quarterly earnings presentations;	In 2020, we spoke to stockholders, representing 53% of our shares outstanding.
●	SEC filings;
●	The annual report and proxy statement;
●	The annual stockholders meeting; and
●	Investor meetings, conferences and web communications.
We relay stockholder feedback and trends on corporate governance and sustainability developments to our Board and its standing Committees and work with them to enhance our practices and improve our disclosures.

Compensation Discussion and Analysis Highlights
Compensation Policies and Practices
Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do	What We Don’t Do

Compensation Committee is comprised 100% of independent directors.	No repricing or repurchasing of underwater stock options without stockholder approval.
Independent compensation consultant retained by the Compensation Committee.	No dividends or dividend equivalents on unearned awards.
Balance short- and long-term incentives, cash and equity and fixed and variable pay elements.	No pledging or hedging of VIAVI securities.
Performance-based awards comprising approximately 50% of the overall equity allocation to executive officers.	No “single trigger” change in control acceleration of vesting for equity awards.
Require one-year minimum vesting for awards granted under the Amended and Restated 2003 Equity Incentive Plan, subject to certain exceptions.	No excessive perquisites or severance benefits.
Maintain a clawback policy that applies to both cash incentives and equity awards.	No executive pension plans or supplemental retirement plans.
Assess and mitigate compensation risk.	No “golden parachute” tax gross-ups.
Solicit an annual advisory vote on executive compensation.
Maintain stock ownership guidelines.

Incentive Program – Pay-for-Performance Highlights
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our Named Executive Officers (NEOs) are compensated in a manner consistent with our performance-based pay philosophy and corporate governance best practices. Below are a few highlights of our pay for performance philosophy as they relate to our CEO.

Fiscal 2020 CEO Target Total Direct Compensation
51.5% performance-based and 89% at risk
Fiscal Year 2020 Incentive Plan Results (CEO)

Fiscal Year 2020 VPP Payout	MSUs Earned in Fiscal Year 2020	Fiscal Year 2020 Performance
$514K for H1 of FY2020	FY2016 MSUs: 150% of 4th tranche earned	87.5 percentile TSR ranking
$0 for H2 of FY2020 (waived by CEO)	FY2017 MSUs: 150% of 3rd tranche earned	86.3 percentile TSR ranking
	FY2018 MSUs: 142.5% of 2nd tranche earned	72 percentile TSR ranking
	FY2019 MSUs: 150% of 1st tranche earned	90.9 percentile TSR ranking

Fiscal Year 2020 Financial Performance
The first half of fiscal year 2020 was characterized by significant increases in 6-months revenue and GAAP and non-GAAP operating profits. The second half, however, was heavily impacted by the COVID-19 pandemic. Despite the pandemic disruption, VIAVI demonstrated solid execution and still grew revenue and profitability in fiscal year 2020 compared to fiscal year 2019.

Net revenue

$1,136.3 million, up $6.0 million or 0.5% year-over-year

GAAP operating margin	Non-GAAP operating margin*

10.4%, up 440 bps year-over-year	18.6%, up 110 bps year-over-year

GAAP EPS	Non-GAAP EPS*

$0.12, up $0.09 or 300.0% year-over-year	$0.73, up $0.05 or 7.4% year-over-year

* See Annex A for non-GAAP reconciliation.

Environmental Social and Governance (ESG) Highlights
Environmental Stewardship

•
Reducing Our Carbon Footprint. We have continued to focus on energy efficiency, both in our products and business practices, which has resulted in a significant reduction of our carbon footprint over the years.

•	Sustainability Reporting. In 2020, we resumed submission of carbon and water sustainability reporting with the Carbon Disclosure Project.
Corporate and Global Citizenship

•
Employee Feedback on Social Matters. Our CEO recently established a grass-roots initiative seeking input from employees worldwide on social topics of key importance to them and recommendations for organizations we can more actively support.

•
Giving to Our Communities. As a result of that feedback, we made a $50,000 donation to the NAACP Legal Defense and Education Fund and are establishing a program through which regional offices will receive annual philanthropic funding and committees of local employees will decide where and how to allocate those funds.

Governance and Human Capital Management

•	New Female Directors. We appointed two highly respected female industry experts to our Board in the past two calendar years.

•
Everyday Development Approach. We have implemented a new approach, Everyday Development, to talent and performance management to better align with the way we run our business, where teams are being coached and supported throughout the year.

•	New Graduate Outreach. We have established several outreach programs to engage recent engineering and computer science graduates from diverse countries and backgrounds.

•
Prioritizing Health and Safety. During the COVID-19 pandemic, health and safety has come into an even sharper focus and our decisions around travel, work from home, safety practices, and reopening sites have been formed based upon the guidance of leading public health authorities, local government regulations, and the expertise of our global Human Resources, Employee Health and Safety, Information Technology, Operations, Legal, and Communications teams.

•
Prioritizing Our Workforce as a Whole. Our NEOs waived their fiscal year 2020 second half bonuses so that such bonuses could be allocated to the general pool for non-executive employees, in keeping with our commitment to support our employees as a whole and in recognition of their continued hard work and dedication.

General Information
Why am I receiving these proxy materials?
The Board is furnishing these proxy materials to you in connection with 2020 Annual Meeting. The 2020 Annual Meeting will be held on November 11, 2020 online via audio webcast, at 9:00 a.m., Pacific Standard Time. You are invited to attend the 2020 Annual Meeting online and are entitled and requested to vote on the proposals outlined in this Proxy Statement.
Why is the 2020 Annual Meeting being held as a virtual, online meeting?
To support the health and well-being of our stockholders, employees and directors in light of the recent COVID-19 pandemic, the 2020 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet, and there will not be a physical meeting location. In light of the public health and safety concerns related to the COVID-19 pandemic, we believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the 2020 Annual Meeting by enabling stockholders to participate remotely from any location around the world. We have designed the virtual 2020 Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform. We hope to return to holding an in-person annual meeting in 2021.
Who can vote their shares and attend the 2020 Annual Meeting?
Stockholders as of the record date for the meeting, September 23, 2020, are entitled to vote their shares and attend the virtual annual meeting. At the close of business on the record date, there were 229,375,510 shares of VIAVI common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on September 23, 2020, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by proxy and you do not need to register to attend the meeting. Whether or not you plan to attend the meeting, we urge you to vote by telephone or through the internet, or if you request or receive paper proxy materials by mail, by filling out and returning a proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If on September 23, 2020, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not attend or vote your shares at the meeting unless you (i) request and obtain a legal proxy giving you the right to vote the shares at the meeting from the organization that holds your shares and (ii) register to attend the 2020 Annual Meeting. Please see “How do I register to attend the virtual 2020 Annual Meeting?” below for information on how to register to attend the 2020 Annual Meeting.
How do I virtually attend the 2020 Annual Meeting?
We will host the 2020 Annual Meeting live online via audio webcast. You may attend the 2020 Annual Meeting live online by visiting www.meetingcenter.io/210764753. The webcast will start at 9:00 a.m. Pacific Time on November 11, 2020. If you are a stockholder of record, you will need to enter the control number included on your proxy card and the password VIAV2020 in order to be able to enter the 2020 Annual Meeting online. If you are a beneficial owner and have registered in advance to participate in the 2020 Annual Meeting, you will need to enter the control number that you received from Computershare and the password VIAV2020. Online check-in will begin at 8:30 a.m. Pacific Time on November 11, 2020, and you should allow ample time for the online check-in proceedings. if you experience any technical difficulties or have trouble accessing the virtual meeting, contact 1 (800) 736-3001 (toll-free) or +1 (781) 575-3100 (international) or review the instructions on the virtual meeting website.
How do I register to attend the virtual 2020 Annual Meeting?

If you are a stockholder of record, you do not need to register to attend the 2020 Annual Meeting. However, if you are the beneficial owner of your shares, you must register in advance to attend the 2020 Annual Meeting. To register to attend the virtual 2020 Annual Meeting online, you must obtain a legal proxy from your brokerage firm, bank or other nominee and submit proof of your legal proxy reflecting your holdings of our stock, along with your legal name and email address, to our virtual meeting provider, Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time on November 5, 2020. You will receive a confirmation of your registration by email and a control number after we receive your registration materials. Requests for registration should be directed to the following:

•	By email: Forward the email from your brokerage firm, bank or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.

•
By mail: Mail to Computershare, VIAVI Legal Proxy, P.O. Box 505000 Louisville, KY 40233-5005 unless this is an overnight request. Overnight requests should be mailed to Computershare, VIAVI Legal Proxy, 462 South 4th Street, Suite 1600, Louisville, KY 40202.

How do I vote?
You may vote by mail or follow any alternative voting procedure (such as telephone or internet voting) described on your proxy card or your voting instruction card. To use an alternative voting procedure, follow the instructions on each proxy card or your voting instruction card that you receive. The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote before the 2020 Annual Meeting:

•	by telephone or through the internet - in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•
by mail - if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the pre-paid envelope provided; or

You may also vote during the 2020 Annual Meeting through the internet.
If you want to vote by telephone before the meeting, your votes must be submitted by 11:59 p.m. Eastern Time, on November 10, 2020. If you want to vote through the internet, your votes can be submitted before and during the 2020 Annual Meeting. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote should you decide to attend the virtual 2020 Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Broker or Other Nominee
If you are not the stockholder of record, please refer to the voting instructions provided by your nominee regarding how to vote your shares. Your vote is important. To ensure that your vote is counted, complete and mail the voting instruction card provided by your brokerage firm, bank, or other nominee as directed by your nominee. To vote at the 2020 Annual Meeting, you must obtain a legal proxy from your nominee and register to attend the meeting. Please see “How do I register to attend the virtual 2020 Annual Meeting?” above for information on how to register to attend the 2020 Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your voting instruction card to ensure that your vote is counted.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor by any of the methods listed below:
Georgeson LLC
1290 Avenue of the Americas
9th Floor
New York, NY 10104
Shareholders, Banks and Brokers Call: 1 (888) 867-6963

Will you make a list of the stockholders of record entitled to vote at the 2020 Annual Meeting available through electronic means?
We will make available an electronic list of stockholders of record as of the record date for inspection by stockholders from November 1, 2020 through November 10, 2020. To access the electronic list during this time, please send your request, along with proof of ownership, by email to investor.relations@viavisolutions.com. You will receive confirmation of your request and instructions on how to view the electronic list online. The list will also be available to stockholders at www.meetingcenter.io/210764753 during the live audio webcast of the 2020 Annual Meeting.
Why did I receive the Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities & Exchange Commission (the "SEC"), we have elected to provide stockholders with access to our proxy materials over the Internet. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the “Notice of Internet Availability of Proxy Materials” (the “Notice”), which was mailed on or about October 2, 2020 to our stockholders as of the record date, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. We encourage stockholders to take advantage of the availability of our proxy materials via the Internet to help reduce the environmental impact of our Annual Meetings.
How do I obtain electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What if I prefer to receive paper copies of the materials?
If you would prefer to continue receiving paper copies of proxy materials, please mark the “Paper Copies” box on your Proxy Card (or provide this information when you vote telephonically or via the Internet). The Company must provide paper copies via first class mail to any stockholder who, after receiving the Notice, requests a paper copy. Accordingly, even if you do not check the “Paper Copies” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice in the future.
Additionally, you may request a paper copy of the materials by (i) calling 1-800-962-4284 or 781-575-3120 for international callers; (ii) sending an e-mail to investorvote@computershare.com; or (iii) logging onto https://www.computershare.com/investor. There is no charge to receive the materials by mail. If requesting material by e-mail, please include the “Control Number” (located on the front page of the Notice).
What is included in the proxy materials?
The proxy materials include this Proxy Statement and our Annual Report on Form 10-K for the year ended June 27, 2020, as filed with the SEC on August 24, 2020 (the “Annual Report”). These materials were first made available to you via the Internet on or about October 2, 2020. Our principal executive offices are located at 6001 America Center Drive, 6th Floor, San Jose, California 95002, and our telephone number is (408) 404-3600. We maintain a website at www.viavisolutions.com. The information on our website is not a part of this Proxy Statement.
How can I avoid having duplicate copies of the Proxy Statement sent to my household?
Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for the Company. Householding means that only one copy of the Proxy Statement and Annual Report or notice of internet availability of proxy materials will be sent to multiple stockholders who share an address. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s Investor Relations Department at (408) 404-6305 or 6001 America Center Drive, 6th Floor, San Jose, California 95002, Attention: Investor Relations, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of those documents for a stockholder’s household in the future, that stockholder should contact their broker, other nominee record holder, or the Company’s Investor Relations Department to request mailing of a single copy of the Proxy Statement and Annual Report.
What if I return a proxy card but do not make specific choices?
When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described below. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I change my vote or revoke my proxy after submitting my proxy?”
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting the Annual Meeting to conduct its business.
What proposals will be voted on at the Annual Meeting?
The following proposals are scheduled to be voted on at the Annual Meeting:

1.	To elect the nine nominees named in the Proxy Statement as directors to serve until the 2021 Annual Meeting and until their respective successors are elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for the fiscal year ending July 3, 2021.

3.	To approve, on an advisory basis, the compensation of our named executive officers for the year ended June 27, 2020, as set forth in the Proxy Statement.

4.	To consider such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
What are the recommendations of the Company’s Board of Directors?
The Board recommends that you vote “FOR” each of the proposals presented in this Proxy Statement.
Specifically, the Board recommends you vote:

•	“FOR” the election of the directors,

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending July 3, 2021, and

•	“FOR” the approval of the Company’s executive compensation programs.
How are abstentions and broker non-votes treated?
Under Delaware law, an abstaining vote and a broker non-vote are counted as present and are included for purposes of determining whether a quorum is present at the Annual Meeting.
Broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Where a matter is not considered routine, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. None of the matters to be voted on at the Annual Meeting are considered routine, except for the ratification of the Company’s independent auditors.
For the purpose of determining whether the stockholders have approved matters, other than the election of directors, abstentions will have the same effect as a vote against the proposal.
What is the voting requirement to approve each of the proposals?
Proposal 1. Each director must be elected by the affirmative vote of a majority of the shares of our common stock cast with respect to such director by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast for a director must exceed the number of votes cast against that director, with abstentions and broker non-votes not counted as votes cast as either for or against such director’s election.
Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. As a result, abstentions will have the same effect as votes against the proposal. Brokers will have discretion to vote on this proposal.
Proposal 3. Approval of the non-binding advisory vote on the Company’s executive compensation programs requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. As a result, abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this proposal.
All shares of our common stock represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies from holders of our common stock will be voted in accordance with the recommendations set forth in the Proxy Statement.
Who will tabulate the votes?
A representative of our transfer agent, Computershare will tabulate the votes and act as inspector of election.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements or to allow for the tabulation and/or certification of the vote.
Can I change my vote or revoke my proxy after submitting my proxy?
You may revoke your proxy at any time before the final vote deadline of 11:59 p.m. Eastern Standard Time (8:59 p.m. Pacific Time) on November 10, 2020. You may do so by one of the following ways:

•	submitting another proxy card bearing a later date;

•	sending a written notice of revocation to the Company’s Secretary at 6001 America Center Drive, 6th Floor, San Jose, California 95002; or

•	submitting new voting instructions via telephone or the Internet.
For shares you hold beneficially in street name, you generally may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Who is paying for this proxy solicitation?

This solicitation is made by the Company. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. If you are a holder of our common stock and if you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. The Company has retained the services of Georgeson LLC. as its proxy solicitor for this year for a fee of approximately $12,500 plus reasonable out-of-pocket costs and expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.
How can I find out the voting results?
The Company will announce the preliminary results at the Annual Meeting and publish the final results in a Current Report on Form 8-K within four business days after the Annual Meeting. Stockholders may also find out the final results by calling the Company’s Investor Relations Department at (408) 404-6305.
When are stockholder proposals due for next year’s annual meeting?
In order for stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Company’s Secretary at 6001 America Center Drive, 6th Floor, San Jose, California 95002. To be timely for the 2021 Annual Meeting, a stockholder’s notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, however, that if no meeting was held the prior year, or if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days, notice must be received by the Company no later than the 90th day prior to the annual meeting or the 10th day following the public announcement of the meeting date. Therefore, to be timely for the 2021 Annual Meeting, the Secretary must receive the written notice no earlier than August 13, 2021 and no later than September 12, 2021. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the 2020 Annual Meeting: (i) a brief description of the business desired to be brought before the 2021 Annual Meeting and the text of the proposal or business; (ii) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is being made; (iii) a representation that the stockholder is a holder of record of the Company’s stock, is entitled to vote at the meeting and intends to appear in person or by proxy to propose the business specified in the notice; (iv) any material interest of the stockholder or any proposing person in such business; (v) the number of shares owned beneficially and of record by the stockholder or proposing person, including derivative interests, contracts or other agreements related to ownership or rights to vote the Company’s shares and other economic interests in the Company’s securities; and (vi) any other information required pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Our Bylaws specify in greater detail the requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to bring any item before an annual meeting review a copy of our Bylaws, as amended and restated to date, which can be found at www.viavisolutions.com. We will not entertain any proposals at the 2021 Annual Meeting that do not meet the requirements set forth in the Company's Bylaws. Subject to applicable laws and regulations, the Company has discretion over what stockholder proposals will be included in the agenda for the 2021 Annual Meeting and/or in the related proxy materials. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal.
Proposals that a stockholder intends to present at the 2021 Annual Meeting and wishes to be considered for inclusion in the Company’s Proxy Statement for the 2021 Annual Meeting must be received by the Company at its principal executive offices not less than 120 days prior to the anniversary date the Proxy Statement for the Annual Meeting was made available to stockholders. Therefore, for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2021 Annual Meeting, the Secretary must receive the written proposal no later than June 4, 2021. If we change the date of the 2020 Annual Meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in Company-sponsored proxy materials.
How do I suggest potential candidates for director positions?
Stockholders wishing to recommend candidates for director positions may do so by providing a timely notice in writing to the Company’s Secretary at 6001 America Center Drive, 6th Floor, San Jose, California 95002, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting to assure time for meaningful consideration by the Governance Committee; provided, however, that if no meeting was held the prior year, or if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days, notice must be received by the Secretary no later than the 90th day prior to the annual meeting or the 10th day following the public announcement of the meeting date. Therefore, to be timely for the 2021 Annual Meeting, the Secretary must receive written notice no earlier than August 13, 2021 and no later than September 12, 2021. Our Bylaws specify in greater detail the requirements as to the form and content of the stockholder’s notice. We recommend that any stockholder wishing to nominate a director review a copy of our Bylaws, as amended and restated to date, which can be found at www.viavisolutions.com.

Proposal 1 - Election of Directors
Election of Directors
At this Annual Meeting, the stockholders will elect nine directors recommended by the Governance Committee and nominated by the Board, each to serve a one-year term until the 2021 Annual Meeting and until a qualified successor is elected and qualified or until the director’s earlier resignation or removal. The Board has no reason to believe that the nominees named below will be unable or unwilling to serve as a director if elected.
Considerations in Director Selection
The Company’s Governance Committee is responsible for reviewing, evaluating and nominating individuals for election to the Company’s Board. The Governance Committee selects nominees from a broad base of potential candidates. The Governance Committee’s charter instructs it to seek qualified candidates regardless of race, color, religion, ancestry, national origin, gender, sexual orientation, etc. It is the Governance Committee’s goal to nominate candidates with diverse backgrounds and capabilities, to reflect the diverse nature of the Company’s stakeholders (security holders, employees, customers and suppliers), while emphasizing core excellence in areas relevant to the Company’s long-term business and strategic objectives.
The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Governance Committee seeks individuals of the highest ethical and professional character who will exercise sound business judgment. The Governance Committee also seeks people who are accomplished in their respective field and have superior credentials. In selecting nominees, the Governance Committee seeks individuals who can work effectively together to further the interests of the Company, while preserving their ability to differ with each other on particular issues. A candidate’s specific background and qualifications are also reviewed in light of the particular needs of the Board at the time of an opening. In November 2019, the Board appointed Glenda Dorchak after an extensive search and upon recommendation from another board member.
Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Biographical information is as of the date of this Proxy Statement.
2020 Director Nominees
Richard E. Belluzzo
Age 66
Director Since: February 2005
Chair of the Board Since: November 2012
Experience:
Mr. Belluzzo served as interim Chief Executive Officer of VIAVI from August 2015 through February 2016. Mr. Belluzzo has served as US Venture Partner of Innogest SGR SpA, a European Venture Fund since February 2015. From April 2011 to August 2012, he served as Executive Chair of Quantum Corporation, a provider of backup, recovery and archive products and services. From 2002 to 2011, he was Chair and Chief Executive Officer of Quantum Corporation. Prior to that, Mr. Belluzzo was President and Chief Operating Officer of Microsoft Corporation. Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s Group Vice President of the Personal Services and Devices Group and was Group Vice President for the Consumer Group. Prior to Microsoft, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. Before Silicon Graphics, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as Executive Vice President of the Computer Products Organization. Mr. Belluzzo recently served on the boards of Quantum Corporation and PMC-Sierra, and previously served as the Chair of the Board of Directors, a member of the Governance and Nominating Committee, and Chair of the Compensation Committee of InfoBlox.
Qualifications:
Mr. Belluzzo’s background and experience as the Chief Executive Officer of public companies, as well as his deep knowledge of the technology industry, senior leadership roles and service on the boards of other prominent public companies allow him to contribute significantly to the Board as its independent Chair and to its Compensation and Governance Committee.
Keith Barnes
Age 69
Director Since: October 2011
Experience:
Mr. Barnes served as Chief Executive Officer of Verigy Ltd, a semiconductor automatic test equipment company, from 2006 through 2010 and as Chair of the Board of Verigy from 2008 through 2011. Prior to that he was Chair and Chief Executive Officer of Electroglas, Inc. from 2003 through 2006 and Chair and Chief Executive Officer of Integrated Measurement Systems, Inc. from 1995 through 2001. Mr. Barnes is currently a member of the Board of Directors, Chair of Governance and Nominating Committee, and member of the Audit Committee of Knowles Corporation. Mr. Barnes is a member of the Board of Directors, Chair of the Compensation Committee and member of the Governance and Nominating committees of Rogers Corporation. Within the past five years, Mr. Barnes also served on the Boards of Directors of Mentor Graphics and Spansion Inc.
Qualifications:
Mr. Barnes’ extensive management experience as Chief Executive Officer of several technology companies, test and measurement industry background, and international sales and marketing knowledge, along with his experience as a board member for several public technology companies, provide important perspective and expertise as a director and Chair of the Compensation Committee and a member of the Audit and Governance Committee.
Laura Black
Age 59
Director Since: February 2018
Experience:
Ms. Black has served as a Managing Director of Needham & Company, LLC, a full-service investment banking firm since 1999. At Needham, she has raised public and private equity capital for numerous technology companies and served as strategic financial advisor on multiple mergers and acquisitions transactions. From July 1995 to February 1999, she served as a Managing Director of Corporate Finance at Black & Company, a regional investment bank subsequently acquired by Wells Fargo Van Kasper. From July 1993 to June 1995, Ms. Black served as a Director for TRW Avionics & Surveillance Group where she evaluated acquisition candidates, managed direct investments and raised venture capital to back spin-off companies. From August 1983 to August 1992, she worked at TRW as an electrical engineer designing spread spectrum communication systems. Ms. Black is currently a member of the Board of Directors, Chair of the Nominating and Governance Committee and member of the Audit Committee of Ichor Holdings, Ltd. Within the last five years, Ms. Black also served as Chair on the Audit Committee of Super Micro Computer, Inc.
Qualifications:
Ms. Black’s investment banking background and substantial experience with mergers and acquisitions and technology-focused firms as well as her experience as a public company audit committee chair, bring important perspective and expertise to the Board and its Corporate Development Committee and assist the Board in evaluating strategic opportunities.
Tor Braham
Age 63
Director Since: October 2015
Experience:
Mr. Braham served as Managing Director and Global Head, Technology, Mergers and Acquisitions for Deutsche Bank Securities, from 2004 until 2012. From 2000 to 2004, he served as Managing Director and Co-head, West Coast U.S.

Technology, Mergers and Acquisitions for Credit Suisse First Boston. Prior to that, Mr. Braham was an investment banker with UBS Securities and a lawyer at a prominent Silicon Valley law firm. Mr. Braham currently serves as a member of the Board of Directors and member of the Audit Committee of Altaba, Inc., formerly Yahoo! Inc. Mr. Braham also serves as a member of the Board of Directors, and a member of the Audit Committee and Compensation Committee of A10 Networks, a networking and security company. Within the past five years, Mr. Braham also served on the Boards of Directors of Sigma Designs, Inc. and NetApp, Inc.
Qualifications:
Mr. Braham’s substantial mergers and acquisitions experience assist the Board in evaluating the Company’s strategic opportunities and bring important perspective and expertise to the Board and its Corporate Development Committee.
Timothy Campos
Age 47
Director Since: April 2014
Experience:
Mr. Campos has served as the Chief Executive Officer of Woven, Inc. since December 2016. Mr. Campos served as the Chief Information Officer and Vice President of Information Technology of Facebook, Inc. from August 2010 to November 2016. Prior to Facebook, he served as the Chief Information Officer and Vice President of Information Technology at KLA-Tencor from 2005 to 2009. Prior to KLA-Tencor, Mr. Campos worked at internet startup Portera Systems where he was responsible for engineering and hosting architecture. Mr. Campos is currently a member of the Board of Directors of Rackspace.
Qualifications:
Mr. Campos’ extensive industry experience in enterprise networks, application hosting and managing big data provides valuable insight into those markets and brings important perspective and expertise to the Board and its Compensation and Corporate Development Committee.
Donald Colvin
Age 67
Director Since: October 2015
Experience:
Mr. Colvin was the Interim Chief Financial Officer of Isola Group Ltd. from June 2015 to July 2016. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc. Mr. Colvin recently joined the Board of Directors of Maxeon Solar Technologies and is Chair of the Audit Committee and a member of the Compensation Committee. Mr. Colvin currently serves as a member of the board of directors and Chair of the Audit Committee of Agilysys, Inc. and was previously a director of Applied Micro Circuits Corp.
Qualifications:
Mr. Colvin’s financial expertise and service on several public company boards of directors provide valuable perspective on the Company’s operations and opportunities and provide valuable perspective and expertise as a director and Chair of the Audit Committee and member of the Corporate Development Committee.
Glenda Dorchak
Age 66
Director Since: November 2019

Experience:
Ms. Dorchak is an independent technology business consultant. From April 2010 to June 2013 Ms. Dorchak served as Executive Vice President and General Manager of Global Business for Spansion, Inc. From January 2009 until September 2010, Ms. Dorchak was the Chief Executive Officer and Vice Chair of VirtualLogix, Inc. Prior to VirtualLogix, Inc., she served as Chair and Chief executive officer of Intrinsyc Software International, Inc. Prior to that Ms. Dorchak was an executive at Intel Corporation from 2001 to 2006. Prior to her tenure at Intel Corporation, she served as Chair and Chief Executive Officer of Value America, Inc., from September 1999 to November 2000 and president from September 1998 to August 1999. From 1974 to 1998, Ms. Dorchak worked for IBM Corporation. Ms. Dorchak is currently a member of the Board of Directors, Compensation Committee, and Governance and Nominations Committee of Cree Inc. She is also currently a member of the Board of Directors, Chair of the Nominating and Governance Committee and member of the Strategic Partnerships and Transactions Committee and Compensation Committee of ANSYS, Inc. Within the past five years, Ms. Dorchak also served on the Boards of Directors of Mellanox Technologies Ltd and Quantenna Communications, Inc.
Qualifications:
Ms. Dorchak’s extensive experience as a Chief Executive Officer for three technology companies, two of which were publicly traded, as well as 30 years of executive operating roles for global technology companies, including Intel and IBM Corporations, give her deep experience in the areas of executive leadership, global operations and compensation practices. She has served as a public company director for 22 years and has broad committee experience including chairing Compensation and Nominating and Governance committees. All these qualifications provide important perspectives and expertise as a director and member of the Compensation Committee.
Masood A. Jabbar
Age 70
Director Since: March 2006
Experience:
Mr. Jabbar served as Lead Independent Director from November 2015 to February 2016. Mr. Jabbar was Chief Executive Officer of XDS Inc. from 2004 to 2006. Prior to that, he worked at Sun Microsystems Inc. (“Sun”) from 1986 to 2003, where he served in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Prior to joining Sun, Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation, and two years at IBM Corporation. Mr. Jabbar is a member of the board of directors, and Chair of the board of directors of Trice Imaging, Inc. Within the past five years, Mr. Jabbar also served on the board of directors of RF Micro Devices, Inc.
Qualifications:
Mr. Jabbar brings significant mergers and acquisitions, global sales and marketing and operational expertise gained from his experience in executive roles at Sun Microsystems, Inc. In addition, Mr. Jabbar’s experiences at Xerox and IBM and as a senior executive of Sun Microsystems provide the Board with valuable accounting and financial reporting expertise particularly relevant to his service on the Company’s Audit Committee. Finally, Mr. Jabbar’s service on the boards of several other technology companies provides him with valuable perspective as a director and Chair of the Company’s Corporate Development Committee and as a member of the Audit Committee.
Oleg Khaykin
Age 55
Director Since: February 2016
Experience:
Mr. Khaykin joined VIAVI in February 2016 as President and Chief Executive Officer. Prior to joining the Company, Mr. Khaykin was a Senior Advisor with Silver Lake Partners from February 2015 to February 2016. Before that, he was President and Chief Executive Officer of International Rectifier from 2008 until its acquisition by Infineon AG in January of 2015. He has also served as Chief Operating Officer of Amkor Technology and Vice President of Strategy & Business Development at Conexant Systems. Earlier in his career he spent eight years with The Boston Consulting Group and prior to that, he was an engineer at Motorola, Inc. Mr. Khaykin is currently a member of the board of directors of Avnet, Inc. where Mr. Khaykin serves on the Audit and Finance committees. Within the past five years, Mr. Khaykin also served as Chair of the Executive Compensation Committee and a member of the Nominating and Governance Committee at Marvell Technology Group.
Qualifications:
Mr. Khaykin’s hands on experience leading the Company provides him with day-to-day knowledge of the Company’s operations. Additionally, Mr. Khaykin’s extensive operational and strategic experience at other technology companies adds substantial value to the Board and the Company.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED ABOVE.

Corporate Governance
Corporate Governance Principles
The Board and management of the Company believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing long-term stakeholder value. Continuing to develop and implement best practices throughout our corporate governance structure is a fundamental part of our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity growth. Good corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board.
Our corporate governance practices represent our commitment to the highest standards of corporate ethics, compliance with laws, financial transparency and reporting with objectivity and the highest degree of integrity. Steps we have taken to fulfill this commitment include, among others:
Code of Ethics
The Company has adopted a Code of Ethics (known as the Code of Business Conduct) for its directors, officers and other employees. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct. A copy of the Code of Business Conduct is available on the Company’s website at https://www.viavisolutions.com/en-us/literature/code-business-conduct-en.pdf.
Environmental Social Governance (ESG)
At VIAVI, we are striving to make our workforce more inclusive, our business more sustainable, and our communities more engaged.
Environment Environmental Stewardship
We are working to conserve resources, reduce emissions, recycle water and minimize waste throughout our operations and supply chain.
Social
We are a global corporation with strong ties to the local communities in which we operate. We promote the vitality of community and culture by working to build an inclusive and welcoming workplace. We encourage our employees to actively participate in volunteering efforts and support educational organizations.
Further, our human capital management & people strategy defines our talent priorities and the roadmap for the execution of human capital investment in support of our business strategy. Our HR team partners with business teams to help ensure that the right programs and investment are prioritized and aligned in order to accelerate our corporate strategy.

Governance
Our policies, procedures and values are intended to reflect transparency, sustainability and compliance. We strive to both conduct our business in an ethically responsible manner and maintain the highest standards of integrity and practices. Highlights of our governance practices include, among others:

✓	Non-executive, independent Chairman
✓	Annual election of directors
✓	Majority voting for directors in uncontested elections
✓	All committees are comprised of independent directors
✓	All members of the Audit Committee are Audit Committee Financial Experts
✓	Executive sessions of independent directors
✓	Annual Board and Committee evaluations
✓	Risk oversight by Board and Committees, including with respect to cybersecurity
✓	Procedures for shareholders to communicate directly with the Board
✓	Stock ownership requirements for directors and executives
✓	Annual advisory vote on executive compensation
✓	Annual review of Committee charters and Corporate Governance Guidelines
✓	Governance Committee oversight of environmental, social and governance matters

For more information regarding our ESG initiatives, progress to date and related matters, please visit the "Corporate Social Responsibility" section of our corporate website, which can be found at www.viavisolutions.com/csr.

Director Independence
In accordance with current Nasdaq listing standards, the Board, on an annual basis, affirmatively determines the independence of each director and nominee for election as a director. Our director independence standards include all elements of independence set forth in the Nasdaq listing standards, and can be found in our Corporate Governance Guidelines, which are included in the “Governance” section of our website at www.viavisolutions.com/csr. The Board has determined that each of its non-employee directors was independent as determined by the relevant Nasdaq listing standard for board independence and for any committee on which such director served during fiscal year 2020.
The Company is not aware of any agreements or arrangements between any director and any person or entity other than the Company relating to compensation or other payment in connection with such director’s candidacy or service as a member of the Board.
Board Leadership
The Board has determined that it is in the best interests of the Company to maintain the Board Chair and Chief Executive Officer positions separately. The Board believes that having an outside, independent director serve as Chair is the most appropriate leadership structure, as this enhances its independent oversight of management and the Company’s strategic planning, reinforces the Board’s ability to exercise its independent judgment to represent stockholder interests, and strengthens the objectivity and integrity of the Board. Moreover, we believe an independent Chair can more effectively lead the Board in objectively evaluating the performance of management, including the chief executive officer, and guide it through appropriate Board governance processes.
The duties of the Chairman of the Board and Chief Executive Officer are set forth in the table below:

Chairman of the Board	Chief Executive Officer
Sets the agenda of Board meetings
Presides over meetings of the full Board
Contributes to Board governance and Board processes
Communicates with all directors on key issues and concerns outside of Board meetings
Presides over meetings of stockholders

Sets strategic direction for the Company
Creates and implements the Company’s vision and mission
Leads the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board and its committees

Board Oversight of Risk
We take a comprehensive approach to risk management as we believe risk can arise in every decision and action taken by the Company, whether strategic or operational. Consequently, we seek to include risk management principles in all of our management processes and in the responsibilities of our employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.
Role of Management
Management is responsible for the day-to-day supervision of risk, while the Board, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. In fiscal 2020, the Company completed a comprehensive enterprise risk assessment survey covering key functional areas and business units. The results were calibrated by senior management and presented to the full Board. Senior management attends Board meetings, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by the Board.
Role of Committees
Additionally, our Board committees assist the Board in fulfilling its oversight responsibilities. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. The Audit Committee coordinates the Board’s oversight of the Company’s internal controls over financial reporting and disclosure controls and procedures as well as the Company’s cybersecurity and information technology risks, controls and procedures. Management regularly reports to the Audit Committee on these areas and the Audit Committee periodically conducts risk assessments in these areas. Additionally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning for senior executives. The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance topics. When any of the committees receives a report related to material risk oversight, the chair of the relevant committee reports on the discussion to the full Board.
Managing COVID-19 Risks
The Company’s continues to prioritize our strong commitment to protect the health and safety of its employees and their families, while at the same time focusing on our clients’ success. To minimize the risk of exposure to COVID-19, and in line with guidance and mandates from local and national governments and health authorities, the Company imposed a range of travel restrictions, office closures, social distancing measures, and remote working policies to maintain its operations while prioritizing the safety of its employees and customers. The Company mobilized local, regional, and global teams to address the pandemic’s impact on the Company and to address potential risks proactively, including forming a COVID-19 Task Force comprised of cross-functional and operational executives. Through regular updates and communications with management, the Board has actively participated in overseeing the Company’s COVID-19 response by: monitoring the impact of COVID-19 on the Company’s financial position and results of operations, understanding how management is assessing the impact, and considering the nature and adequacy of management’s responses, including health safeguards, business continuity, internal communications, and infrastructure.

Compensation Program Risk Assessment
Consistent with SEC disclosure requirements, in fiscal year 2020, a team composed of senior members of our human resources, finance and legal departments and our compensation consultant, Compensia, Inc. (“Compensia”), inventoried and reviewed elements of our compensation policies and practices. This team then reviewed these policies and practices with Company’s management to assess whether any of our policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. This assessment included a review of the primary design features of the Company’s compensation policies and practices, the process for determining executive and employee compensation and consideration of features of our compensation program that help to mitigate risk. Management reviewed and discussed the results of this assessment with the Compensation Committee, which consulted with Compensia. Based on this review, we believe that our compensation policies and practices, individually and in the aggregate, do not create risks that are reasonably likely to have a material adverse effect on the Company.
Board Committees and Meetings
During fiscal year 2020, the Board held 7 meetings. The Board has four standing committees: an Audit Committee, Compensation Committee, Corporate Development Committee, and Governance Committee. The members of the committees are identified below.
Each director attended at least 75% of the aggregate of all meetings of the Board and any committees on which he or she served during fiscal year 2020 after becoming a member of the Board or after being appointed to a particular committee. The Company encourages, but does not require, its Board members to attend the Annual Meeting. All then-current directors attended the 2019 Annual Meeting.

Audit Committee
The Audit Committee is responsible for assisting the full Board in fulfilling its oversight responsibilities relative to:	Members:

• the Company’s financial statements;	Donald Colvin (Chair)
• financial reporting practices;	Keith Barnes
• systems of internal accounting and financial control;	Masood Jabbar
• internal audit function;	Meetings: 8
• annual independent audits of the Company’s financial statements;
• Cybersecurity risk; and
• such legal and ethics programs as may be established from time to time by the Board.
The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee considers whether the Company’s independent auditors’ provision of non-audit services is compatible with maintaining the independence of the independent auditors. The Board has determined that all members of the Audit Committee are “independent” as defined in the applicable rules and regulations of the SEC and Nasdaq. The Board has further determined that Keith Barnes, Donald Colvin, and Masood A. Jabbar are “audit committee financial expert(s)” as defined by Item 407(d) of Regulation S-K of the Exchange Act. A copy of the Audit Committee charter can be viewed at the Company’s website at www.viavisolutions.com.

Compensation Committee
The Compensation Committee is responsible for:	Members:
Keith Barnes (Chair)
•    ensuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, executive officers and directors consistent with the long-range interests of stockholders; and
Richard Belluzzo Timothy Campos Glenda Dorchak*
• the administration of the Company’s equity compensation and incentive plans.	Meetings: 5
The Chair of the Compensation Committee reports on the Compensation Committee’s actions and recommendations at Board meetings. All members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq rules and regulations. A copy of the Compensation Committee charter can be viewed at the Company’s website at www.viavisolutions.com. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” below.

*	Glenda Dorchak became a Board Member effective November 20, 2019 and joined the Compensation Committee February 20, 2020.

Corporate Development Committee
The Corporate Development Committee is responsible for:	Members:

• oversight of the Company’s strategic transaction and investment activities.	Masood Jabbar (Chair) Laura Black Tor Braham Timothy Campos Donald Colvin
Meetings: 4
The Corporate Development Committee reviews and approves certain strategic transactions for which approval of the full Board is not required and makes recommendations to the Board regarding those transactions for which the consideration of the full Board is appropriate. A copy of the Corporate Development Committee charter can be viewed at the Company’s website at www.viavisolutions.com.

Governance Committee:

• serves as the Company’s nominating committee;	Members:
• reviews current trends and practices in corporate governance; and	Richard Belluzzo (Chair)
• recommends to the Board the adoption of governance programs.	Keith Barnes
Laura Black*
Meetings: 4
In reviewing potential candidates for the Board, the Governance Committee considers the individual’s experience in the Company’s industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Governance Committee intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria. A detailed description of the criteria used by the Governance Committee in evaluating potential candidates may be found in the charter of the Governance Committee.
The Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website at www.viavisolutions.com. Nominees for the 2020 Annual Meeting were selected by a majority of the independent directors in office.

*	Laura Black joined the Governance Committee effective June 16, 2020.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between any member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past. Neither Mr. Barnes nor Mr. Campos, who served on the Company’s Compensation Committee during fiscal year 2020, were at any time during fiscal year 2020 or prior to fiscal year 2020 an officer or employee of the Company. Mr. Belluzzo served as the Company's interim Chief Executive Officer from August 2015 through February 2016 but remains independent under applicable Nasdaq listing standards. None of Mr. Belluzzo, Mr. Barnes and Mr. Campos have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Communication between Stockholders and Directors
Stockholders may communicate with the Company’s Board through the Secretary by sending an email to bod@viavisolutions.com, or by writing to the following address: Chair of the Board, c/o Company Secretary, Viavi Solutions Inc., 6001 America Center Drive, 6th Floor, San Jose, California 95002. The Company’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Stockholder Recommendations for Board Candidates
The Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Stockholders wishing to recommend candidates for director positions may do so by providing a timely notice in writing to the Company’s Secretary at 6001 America Center Drive, 6th Floor, San Jose, California 95002, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting to assure time for meaningful consideration by the Governance Committee; provided, however, that if no meeting was held the prior year, or if the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days, notice must be received by the Secretary no later than the 90th day prior to the annual meeting or the 10th day following the public announcement of the meeting date. Therefore, to be timely for the 2021 Annual Meeting, the Secretary must receive written notice no earlier than August 13, 2021 and no later than September 12, 2021.

Our Bylaws specify in greater detail the requirements as to the form and content of the stockholder’s notice. We recommend that any stockholder wishing to nominate a director review a copy of our Bylaws, as amended and restated to date, which can be found at www.viavisolutions.com. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. All members of the Governance Committee are “independent” as that term is defined in the applicable Nasdaq rules and regulations.
Stockholder Engagement
We recognize the importance of regular and transparent communication with our shareholders. Each year, we continually engage with a significant portion of shareholders that include our top institutional investors. In fiscal 2020, we held meetings and conference calls with investors representing approximately 53% of our outstanding shares. Based upon investor feedback, in August 2020, we launched a new website www.viavisolutions.com/csr and released our inaugural sustainability report to provide better transparency and information around our core environmental, social and governance practices. We also re-established our affiliation with the Responsible Business Alliance and submitted carbon and water reports to the Carbon Disclosure Project.

Director Compensation
Director Compensation Highlights

•	Emphasis on equity in the overall compensation mix.

•	Equity grants under a fixed-value annual grant policy with one-year vesting.

•	No performance-based equity awards

•	Stock ownership guidelines set at three times the annual retainer to support stockholder alignment.

•	Policies prohibiting hedging, pledging and insider trading by our directors

•	No per-meeting fees

•	Deferral provisions to facilitate stock ownership.

•	An annual limit on total director compensation.

Our director compensation program is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise, and accountability required of active board membership. Our Compensation Committee believes that annual compensation for non-employee directors should consist of both cash to compensate members for their services on the Board and its committees, and equity to align the interest of directors and stockholders.

Decisions regarding our non-employee director compensation program are approved by the full Board based on recommendations by the Compensation Committee. In making such recommendations, the Compensation Committee takes into consideration the director compensation practices of peer companies and whether such recommendation aligns with the interests of our stockholders. Like compensation for our executive officers, the Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. At the direction of the Compensation Committee, Compensia, the Compensation Committee’s independent consultant, annually analyzes the competitive position of the Company’s director compensation program against the peer group used for executive compensation purposes.

In August 2019, Compensia reviewed the competitive position of the compensation for non-employee directors and did not recommend making any changes given the Company’s competitive positioning relative to its peers and its program adjustments made in the prior year. As a result, our director compensation program remained unchanged for fiscal year 2020.

See our Compensation Discussion and Analysis below for more information about our director stock ownership guidelines and prohibitions on hedging, pledging and insider trading. As of September 23, 2020, our directors have either satisfied their stock ownership requirement or have time to satisfy the requirement.
Fiscal Year 2020 Director Compensation Program
Each non-employee director of the Company is entitled to receive an annual cash retainer of $60,000 which is paid in quarterly installments of $15,000. During fiscal year 2020, each non-employee director received an annual grant of restricted stock units (“RSUs”) having a value of $200,000. The RSUs are subject to a grant agreement which provides for vesting on the first anniversary of the grant date. Upon vesting, each RSU is converted into one share of common stock. Upon initial appointment to the Board, each non-employee director receives a pro-rated portion of the annual non-employee director grant.
In addition, each non-employee director serving on the Audit Committee is entitled to receive an annual cash retainer of $15,000, whereas the director serving as the Audit Committee chair is entitled to receive an annual cash retainer of $30,000. Each non-employee director serving on the Compensation Committee is entitled to receive an annual cash retainer of $10,000, whereas the director serving as the Compensation Committee chair is entitled to receive an annual cash retainer of $20,000. Each non-employee director serving on the Governance or Corporate Development Committees is entitled to receive an annual cash retainer of $7,500, whereas the directors serving as the Governance or Corporate Development Committee chairs is entitled to receive an annual cash retainer of $15,000.
Directors who are also employed by the Company do not receive any compensation for their services as directors. Accordingly, Mr. Khaykin did not receive compensation as a member of the Board. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.
Our fiscal year 2020 director compensation program is summarized in the following table:

Compensation Element for Role	Board Compensation
General Board Service – Cash
Retainer	$60,000, paid in quarterly installments
Meeting Fees	Not applicable (“NA”)
General Board Service – Equity
Annual RSU Grant	Grant Value of $200,000
Vesting Schedule	Vest on the first anniversary of the grant date
Number of shares determined using 30 calendar day average stock price prior to date of grant

		Chair	Member
Committee Service	Audit	$30,000	$15,000
(No meeting fees)	Compensation	$20,000	$10,000
	Governance/Corporate Development	$15,000	$7,500
Non-Employee Board Chair
Additional Board Retainer	$75,000
Additional Equity	NA

2020 Director Compensation Table

DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)	Total ($)
Keith Barnes	102,500		203,574	306,074
Richard E. Belluzzo	160,000		203,574	363,574
Laura Black	70,541	(3)	203,574	274,115
Tor Braham	67,500		203,574	271,074
Timothy Campos	77,500		203,574	281,074
Donald Colvin	97,500		203,574	301,074
Glenda Dorchak	54,101	(4)	202,007	256,108
Masood A. Jabbar	90,000		203,574	293,574

(1)
Oleg Khaykin, President and Chief Executive Officer, is not included in this table as he was an employee of the Company and as such received no compensation for his services as a director. His compensation is disclosed in the Summary Compensation Table.

(2)
The amounts shown in this column represent the grant date fair values of RSUs issued pursuant to the Company’s Amended and Restated 2003 Equity Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), excluding the effect of estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For information regarding the number of unvested RSUs held by each non-employee director as of the end of fiscal year 2020, see the column “Unvested Restricted Stock Units Outstanding” in the table below. Ms. Dorchak joined the Board and received her annual RSU grant effective November 20, 2019. Accordingly, the grant date fair value for Ms. Dorchak’s RSU grant is based upon the closing price of the stock on that date.

(3)	The amount shown includes fees earned in fiscal year 2020 and paid in fiscal year 2021. The fee includes Ms. Black's prorated Governance Committee member retainer fee ($3,041)

(4)	The amount shown includes fees earned in fiscal year 2020 and paid in fiscal year 2021. The fee includes Ms. Dorchak’s prorated Compensation Committee member retainer fee ($7,287).

Non-Employee Director	Unvested Stock Units Outstanding at Fiscal Year End
Mr. Barnes	13,058
Mr. Belluzzo	13,058
Ms. Black	13,058
Mr. Braham	13,058
Mr. Campos	13,058
Mr. Colvin	13,058
Ms. Dorchak	13,058
Mr. Jabbar	13,058
Relationships Among Directors or Executives
There are no family relationships among any of the Company’s directors or executive officers.

Certain Relationships and Related Person Transactions
Review and Approval of Related Person Transactions
We review all relationships and transaction in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. This review and approval process is evidenced in the minutes of the Audit Committee meetings. We have determined that there were no related person transactions since the beginning of fiscal year 2020 through the date of this Proxy Statement.
Executive Officers
The following sets forth certain information regarding the Company’s executive officers as of the date of this Proxy Statement:

Executive Officer	Age	Position
Oleg Khaykin	55	President and Chief Executive Officer (“CEO”)
Amar Maletira	51	Executive Vice President and Chief Financial Officer (“CFO”)
Paul McNab	57	Executive Vice President and Chief Marketing and Strategy Officer
Ralph Rondinone	58	Senior Vice President, Global Operations and Services, Network and Service Enablement
Luke Scrivanich	58	Senior Vice President and General Manager, Optical Security & Performance Products (OSP)
Kevin Siebert	51	Senior Vice President, General Counsel and Secretary
Gary Staley	53	Senior Vice President, Global Sales, Network and Service Enablement
Oleg Khaykin
For information regarding Oleg Khaykin, please refer to Proposal No. 1, “Election of Directors,” on page 8 above.
Amar Maletira joined the Company in September 2015 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Maletira spent 14 years at Hewlett Packard serving in a number of senior positions in Finance, most recently as Chief Financial Officer & Vice President, Enterprise Services Americas. From 1998 to 2000, Mr. Maletira was Chief Operating Officer and Vice President of a start-up IT consulting company, DPP Incorporated. Prior to that, Mr. Maletira led sales teams at Siemens and HCL in India. Mr. Maletira holds a B.S. in Electronics & Communication Engineering from Gogte Institute of Technology at Karnataka University in India and an M.B.A. from the Ross School of Business in Ann Arbor, Michigan.
Paul McNab joined the Company in September 2014 as Executive Vice President and Chief Marketing and Strategy Officer. Prior to joining the Company, Mr. McNab was Chief Executive Officer of Puro Networks from 2013 to 2014. Before that, Mr. McNab was with Cisco Systems, Inc. for sixteen years where he held increasingly senior roles including Vice President and Chief Technology Officer, Data Center Switching and Vice President, Enterprise Marketing. Mr. McNab holds a B.S. in Engineering from Manchester Metropolitan University in the United Kingdom.
Ralph Rondinone joined the Company in April 2012 as Vice President of Global Operations and Services, NSE and became Senior Vice President of Global Operations and Services, NSE in January 2013. Prior to joining the Company, Mr. Rondinone served as Senior Vice President of Operations at BigBand Networks from 2006 to 2012. Prior to that, Mr. Rondinone held executive positions in operations at Lucent Technologies, Ascend Communications, and Digital Equipment Corporation. Mr. Rondinone holds a B.S. in mechanical engineering from Worcester Polytechnic Institute.

Luke Scrivanich became the Vice President and General Manager of OSP in June 2012 and became Senior Vice President and General Manager of OSP in August 2012. Mr. Scrivanich joined the Company in April 2008 as Vice President and General Manager of Flex Products. Prior to joining the Company in 2008, Mr. Scrivanich was with PPG Industries where he served in general management, marketing and strategic planning positions for various divisions, including fine chemicals, optical products and coatings. He previously held senior marketing positions at AGR International, Inc., a manufacturer of packaging inspection equipment. Mr. Scrivanich holds a B.S. in Chemical Engineering from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.
Kevin Siebert joined the Company in September 2007, became Vice President, General Counsel and Secretary in February 2015 and became Senior Vice President, General Counsel and Secretary in August 2017. Before assuming the General Counsel role, Mr. Siebert held increasingly senior roles within the Company’s legal department. Before joining the Company, Mr. Siebert was Senior Counsel at France Telecom from 2004 to 2007 where he primarily had legal responsibility for North American operations and also handled mergers and acquisitions, among other functions. Prior to that, Mr. Siebert served as in-house counsel at a technology company and held associate roles in private practice, focusing on mergers and acquisitions, corporate and telecommunications matters. Mr. Siebert holds a B.A. in Political Science from the University of Richmond and a J.D. from the Washington University School of Law.
Gary Staley joined the Company in February 2017 as Senior Vice President, Global Sales, Network and Service Enablement. Prior to joining the Company, Mr. Staley served as Vice President, Worldwide Channel Sales at NetScout Systems from July 2015 to January 2017 where he was responsible for the global partner network. Prior to that role, Mr. Staley was the Vice President of Worldwide Sales for Fluke Networks from 2012 to 2015 and Vice President of America Sales for Fluke Networks from 2010 to 2012. Earlier roles included sales leadership positions at Verizon, Alcatel-Lucent, AboveNet, Dell Technologies, Impreva and Firescope. Mr. Staley holds a Bachelor of Business Administration in Marketing from Ohio University.

Proposal 2 - Ratification of Independent Auditors
Ratification of Independent Auditors
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending July 3, 2021, and the Board has directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting.
Although the Company is not required to seek stockholder approval of its selection of the independent auditors, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of the independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended June 27, 2020 and June 29, 2019 respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP and during those periods.

	Fiscal 2020	Fiscal 2019
Audit Fees (1)	$3,646,606	$3,631,575
Audit-Related Fees(2)	—	—
Tax Fees (3)	139,180	169,776
All Other Fees (4)	4,500	4,500
Total	$3,790,286	$3,805,851

(1)
Audit Fees are related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings. Audit Fees in fiscal 2020 include fees for services performed by PricewaterhouseCoopers LLP in connection with the audit of the Oracle R12 implementation. Audit Fees in fiscal 2019 include fees for the acquisitions of RPC Photonics, Inc. (“RPC”) and 3Z Telecom, Inc. (“3Z”).

(2)	There were no Audit-Related Fees in fiscal year 2020 and fiscal year 2019.

(3)
Tax Fees for fiscal year 2020 and fiscal year 2019 include professional services rendered in connection with transfer pricing consulting, tax audits, tax planning services and other tax compliance and consulting.

(4)	All Other Fees are related to certain software subscription fee for fiscal years 2020 and 2019.
For fiscal year 2020, the Audit Committee considered whether audit-related services and services other than audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and concluded that the independence of PricewaterhouseCoopers LLP was maintained.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval. Pursuant to the Sarbanes-Oxley Act of 2002, 100% of the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING JULY 3, 2021.

Proposal 3 - Advisory Vote on Executive Compensation
Advisory Vote on Executive Compensation
The Company’s goal for its executive compensation program is to attract, motivate and retain the executive talent necessary to achieve its business objectives. The Company believes that it can best drive long-term stockholder value by establishing a strong pay-for-performance system.
At the Company’s 2019 annual meeting of stockholders, approximately 98.3% of the votes cast were voted in favor of approving the compensation of the Company’s Named Executive Officers (“NEOs”).
The Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement includes a detailed description of the Company’s compensation philosophy, as well as an analysis of how the compensation of its NEOs in fiscal year 2020 aligned with that philosophy. Highlights of the Company’s compensation practices include:

•	Approximately 50% of each NEO’s total target compensation is performance-based, consisting of cash incentive compensation and RSUs with performance-based vesting conditions, as described below.

•
The Company emphasizes pay for performance. Cash incentive compensation paid to its NEOs is generally paid pursuant to the Company’s Variable Pay Plan (“VPP”), with payments directly tied to attainment of the Company’s operating income objective.

•
Approximately 50% of the number of RSUs awarded to the Company’s NEOs have time-based vesting requirements — the ultimate value of these awards is directly tied to the performance of the Company’s stock, encouraging management to drive stockholder value while also encouraging retention of key employees. The other 50% of RSUs awarded to the Company’s NEOs have vesting requirements tied to the performance of the Company’s stock as compared to the Nasdaq telecommunications index, and could vest at a higher or lower rate or not at all, based on this relative performance. We refer to these performance-based RSUs as market stock units, or “MSUs.”

•	The Company does not generally provide perquisites or other benefits to its NEOs that are not available to all employees.

•	We regularly evaluate our compensation practices and modify our programs as appropriate to address evolving best practices.
We urge stockholders to read the CD&A section of this Proxy Statement beginning on page 29 which describes in more detail how our executive compensation practices operate and are designed to achieve our compensation objectives.
In accordance with section 14A of the Securities Exchange Act, stockholders will have the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs. You are encouraged to read the Executive Compensation section of this Proxy Statement, including the CD&A, along with the accompanying tables and narrative disclosure. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the CD&A, the accompanying tables and the related narrative disclosure contained therein.
The following resolution will be submitted for stockholder vote at the Annual Meeting: “RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.” Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and the Compensation Committee will consider the results of the vote when making future compensation decisions. Unless the Board of Directors modifies its determination on the frequency of future advisory votes, the next advisory vote on the compensation of the Company’s NEOs will be held at the 2020 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON AN ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE CD&A, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 31, 2020, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each director and nominee, (iii) the Company’s named executive officers, and (iv) all current directors and executive officers as a group.
As of August 31, 2020, there were 228,622,999 shares of the Company’s common stock outstanding. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Number of Shares Beneficially Owned
Name	Number	Percentage
5% or more Stockholders (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (2)	43,632,626	19.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (3)	24,678,871	10.8%
Directors and Executive Officers
Oleg Khaykin (4)	941,212	*
Amar Maletira (5)	314,031	*
Paul McNab (6)	82,765	*
Luke Scrivanich (7)	85,356	*
Gary Staley(8)	97,386	*
Richard E. Belluzzo	208,397	*
Keith Barnes	116,214	*
Laura Black	34,354	*
Tor Braham	103,910	*
Timothy Campos	107,365	*
Donald Colvin	103,910	*
Glenda Dorchak	—	*
Masood A. Jabbar	215,719	*
All directors and executive officers as a group (15 persons) (9)	2,542,638	1.1%

*	Less than 1%.

(1)	Based on information set forth in various Schedule 13 filings with the SEC current as of August 31, 2020 and the Company’s outstanding common stock data as of August 31, 2020.

(2)
Based on information reported, as of December 31, 2019, on Schedule 13G/A filed with the SEC on February 10, 2020 by BlackRock, Inc. and certain of its subsidiaries (collectively, “BlackRock”). According to its Schedule 13G/A, BlackRock reported having the sole power to vote or direct the vote over 42,447,117 shares and dispositive power over 43,632,626 shares beneficially owned.

(3)
Based on information reported, as of December 31, 2019, on Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”). According to its Schedule 13G/A, Vanguard reported having the sole power to vote or direct the vote over 485,380 shares, the sole power to dispose of or to direct the disposition of 24,165,351 shares and the shared power to dispose or to direct the disposition of 513,520 shares and the shared power to vote or direct the vote over 59,248 shares.

(4)
Includes (i) 183,590 MSUs and (ii) 22,500 PSUs which vest within 60 days of August 31, 2020. PSUs were granted on August 28, 2017 and earned in fiscal year 2019 and will vest at 100% of the target number of shares. MSUs are reported at 100% of the target number of shares scheduled to vest within 60 days of August 31, 2020. The actual number of shares that vest will range from 0% to 150% of the target amount.

(5)	Includes (i) 75,667 MSUs and (ii) 11,250 PSUs which vest within 60 days of August 31, 2020.

(6)	Includes 30,666 MSUs which vest within 60 days of August 31, 2020.

(7)	Includes 29,000 MSUs which vest within 60 days of August 31, 2020.

(8)	Includes 38,911 MSUs which vest within 60 days of August 31, 2020.

(9)	Includes (i) 410,834 MSUs and (ii) 33,750 PSUs which vest within 60 days of August 31, 2020.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives, describes the material elements of our executive compensation program during fiscal year 2020, and analyzes how and why the Compensation Committee (the “Committee”) arrived at the compensation decisions for our named executive officers for fiscal 2020 (the “NEOs”). Our NEOs for fiscal year 2020 were:

•	Oleg Khaykin, President and Chief Executive Officer (“CEO”);

•	Amar Maletira, Executive Vice President and Chief Financial Officer (“CFO”);

•	Paul McNab, Executive Vice President and Chief Marketing & Strategy Officer;

•	Luke Scrivanich, Senior Vice President Optical Security & Performance Products; and

•	Gary Staley, Senior Vice President, Global Sales, Network and Service Enablement
Executive Summary
Fiscal Year 2020 Financial Performance
The first half of fiscal year 2020 was characterized by significant increases in 6-months revenue and GAAP and non-GAAP operating profits. The second half, however, was heavily impacted by the COVID-19 pandemic. Despite the pandemic disruption, VIAVI demonstrated solid execution and still grew revenue and profitability in fiscal 2020 compared to year ago levels.

Net revenue

$1,136.3 million, up $6.0 million or 0.5% year-over-year

GAAP operating margin	Non-GAAP operating margin*

10.4%, up 440 bps year-over-year	18.6%, up 110 bps year-over-year

GAAP EPS	Non-GAAP EPS*

$0.12, up $0.09 or 300.0% year-over-year	$0.73, up $0.05 or 7.4% year-over-year

*	See Annex A for non-GAAP reconciliation.
Fiscal Year 2020 Key Executive Compensation Actions

• No base salary increases for any NEO. • Approximately 50% of each NEO’s overall compensation is performance- based. • Each NEO voluntarily forfeited 2nd half FY 2020 VPP bonus.

Fiscal Year 2020 Incentive Plan Results

Named Executive Officer	Fiscal Year 2020 VPP H1 Payout	Fiscal Year 2020 VPP H2 Payout
Oleg Khaykin	$513,600	$0
Amar Maletira	$267,500	$0
Paul McNab	$236,640	$0
Luke Scrivanich	$135,966	$0
Gary Staley	$189,656	$0

Prioritizing Our Workforce as a Whole. Our NEOs waived their fiscal year 2020 second half bonuses so that such bonuses could be allocated to the general pool for non-executive employees, in keeping with our commitment to support our employees as a whole and in recognition of their continued hard work and dedication.

MSUs Earned in Fiscal Year 2020	Fiscal Year 2020 Performance
FY2016 CEO MSUs: 150% of 4th tranche earned	87.5 percentile TSR ranking(1)
FY2016 CFO MSUs: 150% of 4th tranche earned	93.1 percentile TSR ranking(1)
FY2017 MSUs: 150% of 3rd tranche earned	86.3 percentile TSR ranking
FY2018 MSUs: 142.5% of 2nd tranche earned	72 percentile TSR ranking
FY2019 MSUs: 150% of 1st tranche earned	90.9 percentile TSR ranking

(1)	Our CEO and CFO were granted their MSUs on different dates due to when they joined the Company.

Compensation Policies and Practices
Our commitment to designing an executive compensation program that is consistent with responsible financial and risk management is reflected in the following policies and practices:

What We Do	What We Don’t Do

Compensation Committee is comprised 100% of independent directors.	No repricing or repurchasing of underwater stock options without stockholder approval.
Independent compensation consultant retained by the Compensation Committee.	No dividends or dividend equivalents on unearned awards.
Balance short- and long-term incentives, cash and equity and fixed and variable pay elements.	No pledging or hedging of VIAVI securities.
Performance-based awards comprising approximately 50% of the overall equity allocation to executive officers.	No “single trigger” change in control acceleration of vesting for equity awards.
Require one-year minimum vesting for awards granted under the Amended and Restated 2003 Equity Incentive Plan, subject to certain exceptions.	No excessive perquisites or severance benefits.
Maintain a clawback policy that applies to both cash incentives and equity awards.	No executive severance plans or supplemental retirement plans.
Assess and mitigate compensation risk.	No "golden parachute" tax gross-ups.
Solicit an annual advisory vote on executive compensation.
Maintain stock ownership guidelines

Fiscal Year 2020 CEO and CFO Target Total Direct Compensation
Approximately 51.5% of the fiscal year 2020 target total direct compensation opportunities of our CEO and 50% of the fiscal year 2020 target total direct compensation opportunities of our CFO were performance-based, as illustrated in the charts below:

(1)	The charts reflect target total direct compensation as approved by the Committee at the beginning of fiscal year 2020.

2019 Advisory Vote on Named Executive Officer Compensation
In evaluating our compensation practices in fiscal year 2020, the Committee was mindful of the support our stockholders previously expressed for our philosophy of linking compensation to operational objectives and the enhancement of stockholder value. At the 2019 Annual Meeting of Stockholders, we conducted an advisory vote on the fiscal year 2019 compensation of our NEOs. The advisory vote of our stockholders supporting NEO compensation received approximately 98.3% approval, which our Committee believes reflects strong support for our program. As a result, the Committee retained its general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining the fiscal year 2020 compensation of our NEOs. The Board and the Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our NEOs, seek to identify the specific concerns driving negative votes and evaluate whether any actions are necessary to address those concerns. The Board and the Committee will continue to consider stockholder concerns and feedback in the future.
Compensation Philosophy
The principal objectives of our executive compensation programs are as follows:

•	Attract and retain talented and experienced executives who will achieve our financial and operational objectives	•	Motivate and reward executives whose knowledge, skills and performance are critical to our success and performance
•	Ensure fairness among our executives by recognizing the contributions each executive makes to our success	•	Incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders by aligning executive compensation with long-term performance
Elements of Executive Compensation

Element	Rationale
Base salary	Attract and retain highly qualified executive talent

Annual cash incentive bonuses	Motivate and reward achievement of near-term financial and operational business objectives

Time-based restricted stock units (“RSUs”)	Align our executives’ interests with those of our stockholders, drive long-term stockholder value, and reinforce longer-term retention of highly qualified executive talent.

Market-based restricted stock units (“MSUs”)	Align our executives’ interests with those of our stockholders, drive long-term stockholder value, and reinforce longer-term retention of highly qualified executive talent.

Base Salary
The base salary for each NEO is determined on the basis of scope of responsibilities, experience, skills, performance, expected future contribution, compensation levels in effect for comparable positions at the companies in the Peer Group (as described below under “Use of Peer Group Compensation Data”) and the other factors described below in “Considerations in Determining Fiscal Year 2020 NEO Compensation.” Generally, the Committee reviews the base salary levels of our NEOs at the beginning of each fiscal year as part of the Company’s performance review process as well as upon a promotion or other change of position or level of responsibility. Merit-based increases to the base salaries of our NEOs (other than our CEO) are recommended by our CEO to the Committee, and all increases are based on the Committee’s (and in the case of our CEO, the Board’s) review and assessment of the factors described above.

The Committee reviewed the base salaries of our executive officers, including our NEOs, for fiscal year 2020 and did not increase the salaries of our CEO and CFO or any of our other NEOs because the Committee determined that the existing base salaries were appropriate for each of these NEOs.

Named Executive Officer	Fiscal Year 2019 Base Salary	Fiscal Year 2020 Base Salary	Percentage Increase
Oleg Khaykin	800,000	800,000	—
Amar Maletira	500,000	500,000	—
Paul McNab	435,000	435,000	—
Luke Scrivanich	372,000	372,000	—
Gary Staley	375,000	375,000	—

Actual base salaries paid to our NEOs in fiscal year 2020 are set forth in the “Salary” column of the Summary Compensation Table on page 45.
Cash Incentive Compensation
In fiscal year 2020, we utilized two cash incentive programs, one for the majority of our employees globally, and one for our executive staff, including all of our NEOs, referred to as the Executive Staff Variable Pay Plan (“Executive VPP”). Under the Executive VPP, incentive bonuses are determined based on our actual performance as measured against one or more semi-annual performance metrics and paid semi-annually. These awards are designed to incentivize and reward performance and achievement of our objectives for the fiscal year.
During fiscal year 2020, for purposes of the Executive VPP, we maintained separate performance metrics and related target levels for executive staff, including the NEOs who are employed by our (i) OSP business segment (“OSP VPP”), (ii) NSE business segments (“NSE VPP”), (iii) NSE sales department (“NSE Sales VPP), and (iv) Corporate department (“Corporate VPP”).
Each participant in the Executive VPP is assigned a target incentive opportunity (“TIO”) equal to a percentage of his or her base salary. Each NEO’s TIO is annually reviewed by the Committee at the beginning of each fiscal year as part of the Company’s performance review process as well as upon a promotion or other change of position or level of responsibility, using the same criteria and process that is used to assess base salary.
For fiscal year 2019 and fiscal year 2020 the TIOs for each of our NEOs were as follows:

Named Executive Officer	Type of Executive VPP	Fiscal Year 2019 Target Incentive Opportunity	Fiscal Year 2020 Target Incentive Opportunity	Percentage Point Increase
Oleg Khaykin	Corporate VPP	120	120	—
Amar Maletira	Corporate VPP	85	100	15%	(1)
Paul McNab	NSE VPP	85	85	—
Luke Scrivanich	OSP VPP	85	85	—
Gary Staley	NSE Sales VPP	75	85	10%	(1)

(1)	TIO was increased based upon management recommendation, competitive assessment and review of market percentile data provided by independent compensation consultant.

The methods for determination of the actual Executive VPP are recommended by management and reviewed and approved by the Committee (and, with respect to our CEO’s participation in the Corporate VPP, the independent members of the Board). The operating income, bookings, revenue targets and individual operating objectives utilized for purposes of determining payments under the Executive VPP reflect the actual financial and business performance objectives, projections and estimates approved by the Board and used by management and the Board for purposes of annual financial and business planning and analysis.
As such, the targets reflect our analyses, expectations and objectives for our financial, operating and overall business performance, taking into consideration then current forecasted economic conditions, the outlook for the industry and our businesses, technology and new product development, and strategic objectives intended to drive growth in long-term stockholder value, among other factors. Due to the confidential and commercially sensitive nature of these analyses, expectations and objectives, their specific disclosure could result in competitive harm to us. It is for this reason that they are not disclosed. The use of financial metrics and individual operating objectives for the establishment of incentive bonus performance criteria is intended to set challenging goals and is designed to ensure that all participants, including our NEOs, are focused on operating the Company in a disciplined manner in accordance with the Committee’s and Board’s compensation objectives as discussed above.
NSE VPP
Mr. McNab participated in the NSE VPP. The incentive bonuses for the participants in the NSE VPP were based upon an NSE non-GAAP operating profit goal weighted at 40%, an NSE revenue goal weighted at 40% and individual goals weighted at 20%. Based on the size of the pool, established under our Annual Operating Plan (the “AOP”), and depending on the extent to which the non-GAAP operating profit goal and revenue goal are achieved, participating employees could receive a percentage of their TIO from 0% to 150% of TIO, and from 0% up to 100% of TIO with respect to individual goals.

NSE Operating Profit as a % of Target	NSE Revenue as a % of Target	% of TIO
0% - 79%	0% - 96%	0%
>79% - 143%	>96% - 109%	0% to 150%

The actual incentive bonus payments under the NSE VPP could be increased or decreased by based upon the discretion of our CEO. Our CEO did not exercise this discretion with respect to Mr. McNab’s incentive bonus payment for fiscal year 2020.
NSE Sales VPP
Mr. Staley participated in the NSE Sales VPP. The incentive bonuses for the participants in the NSE Sales VPP were based upon an NSE Non-GAAP operating profit goal weighted at 20%, an NSE revenue goal weighted at 50% and an NSE bookings goal weighted at 30%. Based on the size of the pool, established under the AOP, and depending on the extent to which the bookings and revenue goals are achieved, participating employees could receive a percentage of their TIO from 0% to 150% of TIO with respect to the non-GAAP operating profit goal and revenue goal, and from 0% up to 250% of TIO with respect to the bookings goal.

NSE Operating Profit as a % of Target	NSE Revenue as a % of Target	% of TIO	NSE Bookings as a % of Target	% of TIO
0% - 79%	0% - 96%	0%	0% - 97%	0% - 100%
>79% - 143%	>96% - 109%	0% to 150%	>97% - 145%	100% to 250%

The actual incentive bonus payments under the NSE Sales VPP could be increased or decreased based upon the discretion of our CEO. Our CEO did not exercise this discretion with respect to Mr. Staley’s incentive bonus payment for fiscal year 2020.

OSP VPP
Mr. Scrivanich participated in the OSP VPP. The incentive bonuses for the participants in the OSP VPP were based upon an OSP non-GAAP operating profit goal weighted at 40%, an OSP revenue goal weighted at 40% and individual goals weighted at 20%. Based on the size of the pool, established under the AOP, and depending on the extent to which the operating profit and revenue goals are achieved, participating employees could receive a percentage of their TIO from 0% to 150% of TIO with respect to non-GAAP operating profit goal and the revenue goal, and from 0% up to 100% of TIO with respect to individual goals.

OSP Operating Profit as a % of Target	OSP Revenue as a %of Target	% of TIO
0% - 92%	0% - 95%	0%
>92% - 115%	>95% - 111%	0% to 150%

The actual incentive bonus payments under the OSP VPP could be increased or decreased based upon the discretion of our CEO. Our CEO did not exercise this discretion with respect to Mr. Scrivanich’s incentive bonus payment for fiscal year 2020.
Corporate VPP
Mr. Khaykin and Mr. Maletira participated in the Corporate VPP. The incentive bonuses for participants in the Corporate VPP were calculated based upon our company-wide performance and individual goals and included a weighted revenue goal weighted at 40%, a weighted non-GAAP operating profit goal weighted at 40% and individual goals weighted at 20%. Based on the size of the pool, and depending on the extent to which the operating profit and revenue goals are achieved, Mr. Khaykin and Mr. Maletira could receive a percentage of their TIO from 0% up to 150% of TIO with respect to the non-GAAP operating profit goal and revenue goal and from 0% up to 100% of TIO with respect to individual goals.
The actual incentive bonus payments to participants under the Corporate VPP (other than for our CEO) could be increased or decreased at the discretion of our CEO. Our CEO did not exercise this discretion to adjust the actual bonus payments under the Corporate VPP for fiscal year 2020.
Fiscal Year 2020 VPP Payout
The actual semi-annual Executive VPP payment to each participant was calculated based upon the following formula (excluding the exercise of CEO and Board discretion):
Actual achievement for the performance targets for each half of fiscal year 2020 was as follows:

H1 FY20 VPP Achievement				H2 FY20 VPP Achievement
NSE	NSE Sales	OSP	Corporate	NSE	NSE Sales	OSP	Corporate
128%	119%	86%	107%	20%	25%	42%	31%
Voluntary Forfeiture of H2 Fiscal Year 2020 VPP Bonuses
Despite achievement of individual goals at 100% and achievement of financial targets ranging from 11% to 25% of target, each NEO, in light of overall economic conditions and ongoing operational challenges due to the COVID-19 pandemic, voluntarily declined payment of his second half fiscal year 2020 VPP bonus. The funds that would have been used to pay the declined NEO VPP bonuses were instead allocated to the general pool for non-executive employees, in keeping with our commitment to support our employees as a whole and in recognition of their continued hard work and dedication despite a challenging environment with the ongoing pandemic.
Long-Term Incentive Compensation
The Committee generally provides long-term incentive compensation opportunities primarily in the form of time-based restricted stock unit awards (“RSUs”) and market-based restricted stock unit awards (“MSUs”) under our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”). The Committee believes that stock-based compensation aligns the interests of our NEOs with long-term stockholder value creation. The Committee also believes stock-based compensation provides us with an important long-term retention tool in a highly competitive market for executive talent.
Award-Setting Process
The number of shares of our common stock subject to each equity award is set by the Committee at a level intended to create a meaningful opportunity for stock ownership and resulting compensation opportunity based on each executive officer’s current position with the Company, the average size and potential returns of comparable awards made to executive officers in similar positions within the industry and at the companies in the Peer Group, his or her potential for increased responsibility and promotion over the award term and his or her individual performance in recent periods. The Committee also considers the value of outstanding vested and unvested equity awards held by the executive officer in order to maintain an appropriate level of equity incentives for that executive officer. Further, the Committee considers the number of shares of our common stock which would be subject to the proposed equity awards to our individual NEOs for consistency with our objective to limit actual net dilution attributable to equity awards to all our employees to at or below a long-term average of less than 3% per year. In addition, the Committee considers the other factors described below in “Considerations in Determining Fiscal Year 2020 NEO Compensation.”
To ensure equity awards are aligned with our commitment to “pay-for-performance,” it is generally the case that at least 50% of the target number of shares of all equity awards granted to our NEOs are performance-based and are earned or otherwise vest based on the achievement of one or more pre-established performance objectives. All of the equity awards granted to our NEOs in fiscal year 2020 complied with this standard.
Fiscal Year 2020 Equity Awards
The 2020 Equity Compensation Program for our NEOs consisted of a mix of RSUs and MSUs, each equally weighted. Under this program, the Committee granted the following equity awards to our NEOs for fiscal year 2020:

Named Executive Officer	Time-Based RSU Awards (Target # of shares)	MSU Awards (Target # of shares)	Target Value of Equity Award (1)
Oleg Khaykin	194,350	194,350	5,301,868
Amar Maletira	95,000	95,000	2,591,600
Paul McNab	35,000	35,000	954,800
Luke Scrivanich	30,000	30,000	818,400
Gary Staley	37,500	37,500	1,023,000

(1)	Based upon the closing price per share of our common stock of $13.64 on August 28, 2019, the grant date.
MSU Awards
The MSUs that were granted in fiscal year 2020 will be earned and vest based on our total stockholder return (“TSR”) relative to the performance of the component companies in the Nasdaq Telecommunications Index (the “Nasdaq Telecom Index”), with three overlapping performance periods and 1/3rd of the shares earned based on relative TSR measured over one-year, two-year and three-year measurement periods ending on September 15, 2020, September 15, 2021 and September 15, 2022, respectively.

The closing price for each period, determined as the weighted average stock price for the period from August 1st to September 15th of the appropriate year, will be compared against our weighted average stock price during the period of August 1, 2019 to September 15, 2019. The MSU award will be divided into three equal tranches, with one tranche assigned to each measurement period.
The actual number of shares of our common stock that are earned and will vest will be determined by the Committee after the end of each measurement period based on our TSR ranking relative to the Nasdaq Telecom Index for the period and will range from 0% to 150% of the target amount for that period. In order to vest at 100% of the target number of shares subject to the MSUs, our TSR must be ranked at the 55th percentile of the Nasdaq Telecom Index for each measurement period.
The actual percentage of shares earned will be determined by the Committee at the end of each year of the overall three-year performance period for the MSUs and will be interpolated on a linear basis for performance between threshold and target for each level of achievement as follows:

Performance Threshold/Target	Shares Earned
0-25th Percentile	0% of Target Shares
25th-55th Percentile	0%-100% of Target Shares
55th-75th and Above Percentile	100%-150% of Target Shares

Between the threshold and target and target and maximum, the amount of the award earned will be determined based on linear interpolation. Each earned unit converts into one share of common stock on the vesting date.
MSUs Earned in Fiscal Year 2020
The following table shows the MSUs earned by our NEOs in fiscal year 2020.

MSUs Earned in Fiscal Year 2020	Fiscal Year 2020 Performance
FY2016 CEO MSUs: 150% of 4th tranche earned	87.5 percentile TSR ranking(1)
FY2016 CFO MSUs: 150% of 4th tranche earned	93.1 percentile TSR ranking(1)
FY2017 MSUs: 150% of 3rd tranche earned	86.3 percentile TSR ranking
FY2018 MSUs: 142.5% of 2nd tranche earned	72 percentile TSR ranking
FY2019 MSUs: 150% of 1st tranche earned	90.9 percentile TSR ranking

(1)	Our CEO and CFO were granted their MSUs on different dates due to when they joined the Company.

Named Executive Officer	FY 2016 MSUs # of Shares Earned	FY 2017 MSUs # of Shares Earned	FY 2018 MSUs # of Shares Earned	FY 2019 MSUs # of Shares Earned
Oleg Khaykin	43,329	28,704	71,250	103,211
Amar Maletira	71,592	25,001	29,449	35,000
Paul McNab	___	16,251	12,825	15,000
Luke Scrivanich	___	15,000	12,825	15,000
Gary Staley	___	___	23,386(1)	15,000

(1)	Total reflects two separate grants with amounts vesting of 10,561 and 12,825 respectively.
RSU Awards
For newly hired employees, initial new-hire RSU grants vest in four equal annual installments, commencing on the first anniversary of the date of grant. In the case of focal grants made as part of the Company’s annual review process, prior to May 2020, such RSU grants vested over three years, with 1/3rd of the RSUs vesting on the first anniversary of the date of grant and the remaining 2/3rds vesting quarterly thereafter, subject to the NEO’s continued employment through each vesting date. In May 2020, to help further retain and incentivize employees, the Compensation Committee determined to change the vesting schedule for future focal grants, such that focal RSUs vest annually over three years, with 1/3 vesting on each one-year anniversary of the date of grant. For all eligible employees, including the NEOs, this change came into effect with the fiscal year 2021 focal grants made in August 2020. The vesting terms for all prior grants remain unchanged.
Health and Welfare Benefits; Perquisites and Other Personal Benefits
We believe that our executives should not operate under different standards than our other employees. Accordingly, our healthcare, insurance, and other welfare and employee benefit programs are the same for all eligible employees, including our executives. We generally do not provide perquisites or other personal benefits to our NEOs, such as defraying the cost of financial or legal advice, personal entertainment, recreational club memberships or family travel. We have no outstanding loans of any kind with our executive officers, and we expect our officers to be role models under our Code of Business Conduct, which applies equally to all employees.
Compensation Recovery (“Clawback”) Policy
The Committee adopted the “VIAVI Compensation Clawback Policy” (the “Policy”) in February 2010. The Policy applies to cash incentive payments and equity awards provided to Section 16 officers and directors under any applicable incentive plan. In the event of fraud or intentional misconduct of any Section 16 officers or directors, the Committee may seek:

•	repayment of any cash incentive payment;

•	cancellation of unvested or unexercised equity awards; and

•	repayment of any compensation earned on previously exercised equity awards, where such payments, equity awards and/or compensation earned on previously exercised equity awards was predicated on results that were augmented by such fraud or intentional misconduct (“Excess Compensation”), whether or not such activity resulted in a financial restatement.
The Committee will have sole discretion under the Policy, consistent with any applicable statutory requirements, to seek reimbursement of Excess Compensation.
For purposes of the Policy, Excess Compensation will be measured as the positive difference, if any, between the compensation received or earned by an individual subject to the Policy and the compensation that would have been received or earned had the fraud or misconduct not occurred.
Stock Ownership Policy
We maintain formal stock ownership requirements for our executives and the non-employee members of the Board as summarized in the table below.

Category	Ownership Requirement	Deadline for Compliance
Non-Employee Directors	3x annual cash retainer	5th anniversary of election to the Board
Chief Executive Officer	3x annual base salary	5th anniversary of hire or promotion date
Executive Officers (excluding CEO)	1x annual base salary	5th anniversary of hire or promotion date

The shares of our common stock that are deemed owned for this purpose include shares owned outright, vested RSUs, and any stock options exercisable within 60 days of the valuation.
As of the end of fiscal year 2020, each of our NEOs complied with his or her stock ownership requirement. Under our stock ownership policy, the Board has the discretion to determine how to address any non-compliance with the policy on a case-by-case basis.
Prohibition on Hedging, Pledging and Insider Trading
Under the terms of our Insider Trading Policy, which applies to all Board members, employees (including executive officers), consultants, and their immediate family members, co-inhabitants and controlled parties, certain types of speculative transactions are prohibited. Such prohibited transactions include (i) short sales of the Company’s securities, (ii) transactions involving publicly traded options, including put options, call options and other derivative securities, and (iii) hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, holding securities in margin accounts and pledging securities are prohibited. In addition, we prohibit covered persons from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal or financial benefit and maintain a quarterly black-out window where applicable individuals may not trade.
Equity Award Grant Practices
The Committee generally makes grants, which currently include a mix of RSUs and MSUs as described above, to our NEOs and other members of senior management on a once per fiscal year basis. The Committee retains the discretion to make additional awards to our NEOs at other times in connection with the initial hiring of a new officer, for retention, promotion, or as otherwise necessary. New hire equity awards are generally granted on the 28th day of the second month of the quarter, subject to the new hire commencing employment by the last calendar day of the first month of each quarter.
We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, nor do we time the grant of equity awards with regard to current share price or factors, which may affect future share price.
Payments Upon a Termination of Employment or Change in Control
Khaykin Agreement
Our employment agreement with Mr. Khaykin (the “Khaykin Agreement”) provides that if we terminate Mr. Khaykin’s employment without Cause or he terminates his employment for Good Reason (each, as defined in the Khaykin Agreement, an “Involuntary Termination”), Mr. Khaykin will receive certain severance payments and benefits in addition to any accrued payments to which he is entitled, provided that he signs a separation agreement and release of claims.
If an Involuntary Termination occurs within three months prior to, or one year after a Change in Control of the Company (as defined in the Khaykin Agreement), Mr. Khaykin will receive:

•	A lump sum payment equal to 150% of his annual base salary plus 225% of his target annual bonus.

•	Immediate vesting of all equity awards, with performance awards treated as earned at the greater of the target amount or the actual achievement attained as of the termination date.

If an Involuntary Termination occurs during a time that is not within three months before or one year after a Change in Control, or is a termination upon Death or Disability (each as defined in the Khaykin Agreement), Mr. Khaykin will receive:

•	A prorated portion of the Annual Bonus for the fiscal year in which the termination date occurs, which will be determined at the end of the fiscal year based on the Company’s actual performance.

•	An additional amount equal to the sum of (i) 150% of Mr. Khaykin’s base salary at the time of termination and (ii) 150% of his target annual bonus.

•	Immediate vesting of all equity awards to the extent that they would have otherwise vested within 18 months of the termination date, with performance awards treated as earned at the target amount.
Whether or not an Involuntary Termination occurs within one year after a Change in Control, Mr. Khaykin will also be reimbursed for 18 months, the amount equal to the difference between the monthly cost of his COBRA health and dental benefits and the amount he would have been required to contribute for health and dental coverage if he remained an active employee of the Company.
Maletira Agreement
Pursuant to the terms of the Maletira Agreement, if Mr. Maletira’s employment is terminated other than for Cause (as defined in the Maletira Agreement), provided that he signs a separation agreement and release of claims, he will receive a severance payment equal to 18-months base salary.
Change in Control Benefits Plan
We maintain a Change in Control Benefits Plan (the “Change in Control Plan”), pursuant to which eligible executives, including our NEOs (except for Mr. Khaykin), will receive cash payments and accelerated vesting of options and other equity awards in the event of a qualifying termination of employment within 12 months after a change in control of the Company or, in certain cases, a spin-off or sale of the Company’s NSE or OSP operating segments. If the eligible executive has received an MSU award, the vesting will accelerate at 100% of the target amount of the award.
Given the nature of the industry in which we participate and the range of strategic initiatives that we may explore, the Committee believes severance and change in control payments and benefits are an essential element of our executive compensation program and assist us in recruiting and retaining talented individuals. In addition, since the Committee believes it may be difficult for our executives to find comparable employment following a termination of employment without cause or resignation with good reason in connection with or following a change in control of the Company, the severance and change in control benefits are intended to ease the consequences to an executive of an unexpected termination of employment. By providing severance and change in control payments and benefits, the Committee believes that it can mitigate the distraction and loss of executives that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending. The Committee also believes that having such arrangements in place can help us attract and retain key employees in a marketplace where these types of arrangements are commonly offered by our peer companies. The severance and change in control payments and benefits that we offer have terms that are consistent with those offered at peer companies.
In June 2020, the Committee amended and restated the Change in Control Plan to (i) extend the term of the plan to the third anniversary of the date of the 2020 amendment and restatement; (ii) make clarifying changes to the definition of “Disability,” and (iii) make changes to ensure payments under the plan comply with various tax and other regulatory requirements, including Section 280G of the Internal Revenue Code.
For a complete summary of the termination and change in control provisions of the Change in Control Plan, please see the section titled “Potential Payments Made Upon Termination or Change in Control” below.
RSU and PSU Vesting Provisions Upon Death and Disability
Consistent with the practice of many of our peers and to encourage our employees to remain employed with us through the date of the applicable vesting event, grants of RSUs and MSUs, provide for full vesting upon death or disability, with MSUs vesting at target.

Considerations in Determining Fiscal Year 2020 NEO Compensation
The Committee considers, among other things, a comprehensive set of factors when determining the compensation of our NEOs, which may include the following:

•
The individual executive’s performance, based on assessments of his or her prior contributions to the Company’s overall performance, ability to lead his or her business unit or function, to work as part of a team and to reflect our core values;

•	Execution of strategic transactions and other growth initiatives;

•	Internal parity between executives based on their duties, responsibilities and contributions to the Company;

•	Each individual executive’s skills, experience, qualifications and marketability;

•	The Company’s performance against financial goals and objectives established by the Committee and the Board;

•	The Company’s performance relative to industry competitors and the Peer Group (as defined below);

•	The positioning of each executive’s compensation in relation to his or her ranking against a competitive market analysis of the Peer Group compensation data;

•	The compensation practices of the Peer Group; and

•	An assessment of each executive’s performance by our CEO, as described below.
Ultimately, the Committee is responsible for the final determination of all compensation for our NEOs other than our CEO, whose compensation is determined by the independent members of the Board.
Evaluating Financial Performance
In determining appropriate levels of executive compensation for fiscal year 2020, the Committee considered the Company’s financial performance relative to the financial performance of the companies in our Peer Group, as well as performance against the Company’s competitors and strategic and operational objectives.

•	Employees classified as either NSE or OSP had their level of achievement determined by the extent to which the applicable business segment outperformed the Company’s AOP for that segment.

•	Employees classified as Corporate had their level of achievement determined by the extent to which the Company outperformed its AOP.
The Committee also considered the importance of retaining key employees who they considered critical to the Company’s plans to unlock stockholder value and transform the NSE and OSP businesses.
Assessing Individual NEO Performance (Other than CEO)
Our CEO periodically evaluates each NEO’s performance and updates the Committee of his assessment to ensure that compensation decisions are aligned with individual performance. Our CEO bases these evaluations on:

•	his personal knowledge of each executive’s performance;

•	actual results against specific objectives; and

•	feedback provided by others within and outside of the Company.
In addition, the members of the Committee have periodic interactions with each NEO during the year that allow them to make independent assessments of the NEO’s performance. NEOs are not present for, nor do they participate in, Committee or Board discussions or approvals regarding their own compensation.
Assessing CEO Performance
Our CEO’s performance is reviewed periodically by the Committee and the independent members of the Board using performance criteria developed by the Committee and approved by the independent directors. In evaluating our CEO’s performance, the Committee and independent members of the Board review the Company’s business, operational and financial performance against specific objectives, and consider other factors that may be included in our CEO’s individual objectives as well as any feedback received from our CEO’s direct reports and other employees.
The Committee also engages in discussions with our CEO regarding his performance against objectives set by the Board.
The Committee recommends all elements of compensation for our CEO to the independent members of the Board for review, consideration and approval.

Role of Compensation Consultant
To assist the Committee in its review of executive compensation, our Human Resources Department and the Committee’s external compensation consultant, Compensia, Inc. (“Compensia”), collect and analyze compensation data drawn from companies that the Committee selects as a “peer group” of technology companies, as well as a broader set of competitive market data based on the Radford Global Technology Survey. The Committee also periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, the selection of appropriate peer group companies and market survey data.
In fiscal year 2020, the Committee assessed the independence of Compensia as required by SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the Committee.
Use of Peer Group Compensation Data
The companies comprising the peer group used by the Committee when making its executive compensation decisions for fiscal year 2020 were selected based upon industry comparability, annual revenue market capitalization and geography. In general, peer company annual revenues ranged from 0.4x – 2.5x our annual revenues and 0.25x to 4.0x our market capitalization.
The Committee, in consultation with Compensia, updates the peer group each year to reflect changed circumstances (e.g., mergers and sale transactions as well as changes in financial or business comparability) affecting the peer group companies. In that regard and as indicated below, consolidation resulted in changes to our peer group from fiscal year 2019 to fiscal year 2020. Three companies in our fiscal year 2019 peer group were removed: Microsemi, Mitel Networks and Oclaro were removed because they were acquired. In their place, three companies were added to the peer group: F5 Networks, OSI Systems and Silicon Laboratories.
The peer companies (the “Peer Group”) the Committee considered when setting executive compensation for fiscal year 2020 were:

3D Systems Corporation	F5 Networks	National Instruments	Ubiquiti Networks
ADTRAN	II-VI	NETGEAR	ViaSat
Cirrus Logic	Infinera	NetScout Systems
Coherent	Integrated Device Technology	OSI Systems
Commvault Systems	Knowles	Plantronics
The Committee also considers the compensation data of other companies as reference peers, which are companies identified by management as key business or labor market comparators. The compensation data of these companies is used for informational purposes only and is not used in setting executive compensation levels because the financial profiles of these companies are outside the peer group development parameters.
The Committee uses an analysis of the competitive market data derived from the Peer Group prepared by Compensia and other relevant data to ensure that the compensation provided to our NEOs remains competitive. For fiscal year 2020, the Committee did not set targets for any individual element of executive compensation relative to the market data but did review proposed compensation levels against the market data to ensure that our compensation was competitive.
Tax and Accounting Considerations
Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) places a limit of $1.0 million dollars on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, with an exception for certain types of compensation payable under agreements that were in effect on November 2, 2017, including qualifying performance-based compensation. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the right to award compensation that is not deductible as it believes that it is in the best interest of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.
Accounting Treatment
The Committee follows Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (or “ASC Topic 718”), for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for financial reporting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the option or other award.

Compensation Committee Report
The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Keith Barnes (Chair)
Richard Belluzzo
Timothy Campos
Glenda Dorchak

Summary Compensation Table
The following table contains information concerning the compensation provided to our NEOs for fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Oleg Khaykin President and Chief Executive Officer	2020	800,000	—	5,669,190	—	662,400	4,000	7,135,590
	2019	800,000	—	5,081,397	—	1,056,681	4,000	6,942,078
	2018	750,000	—	4,064,900	—	135,000	4,000	4,953,900

Amar Maletira Executive Vice President and Chief Financial Officer	2020	500,000	—	2,771,150	—	345,000	4,000	3,620,150
	2019	500,000	—	2,067,567	—	452,093	4,000	3,023,660
	2018	425,000	180,000	1,759,017	—	65,024	4,000	2,433,041

Paul McNab Executive Vice President and Chief Marketing & Strategy Officer	2020	435,000	—	1,020,950	—	273,615	—	1,729,565
	2019	435,000	—	738,500	—	303,254	—	1,476,754
	2018	435,000	—	567,900	—	97,984	—	1,100,884

Luke Scrivanich Senior Vice President and General Manager, Optical Security & Performance Products (OSP)	2020	372,000	—	875,100	—	202,368	4,000	1,453,468
	2019	372,000	—	738,500	—	442,680	4,000	1,557,180
	2018	372,000	—	567,900	—	—	4,000	943,900

Gary Staley Senior Vice President, Global Sales, Network Enablement and Service Enablement	2020	375,000	—	1,093,875	—	229,500	4,000	1,702,375
	2019	375,000	—	968,100	—	150,614	4,000	1,497,714
	2018	360,000	—	901,988	—	71,550	5,638	1,339,176

(1)
Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown in this column represent the grant date fair values of RSUs issued pursuant to the 2003 Plan and certain inducement grants, computed in accordance with ASC Topic 718. The grant date fair value for MSUs is calculated based on a Monte-Carlo valuation of each award on the date of grant, determined under ASC 718. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the MSUs granted to each of the named executive officers in 2018, 2019 and 2020, using the grant date fair value, is set forth in the table below:

Name	Fiscal Year	Maximum Possible Value of MSUs Using Grant Date Fair Value	Maximum Possible Value of PSUs Using Grant Date Fair Value
Oleg Khaykin	2020	4,527,383	—
	2019	4,067,526	—
	2018	2,457,750	909,900
Amar Maletira	2020	2,213,025	—
	2019	1,379,350	—
	2018	1,015,870	454,950
Paul McNab	2020	815,325	—
	2019	591,150	—
	2018	442,395	—
Luke Scrivanich	2020	698,850	—
	2019	591,150	—
	2018	442,395	—
Gary Staley	2020	873,563	—
	2019	591,150	—
	2018	943,527	—
The assumptions used to calculate these amounts for fiscal 2020 are set forth under Note 16 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on August 24, 2020.

(2)
Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown in this column represent the grant date fair values of stock options issued pursuant to the 2003 Plan and certain inducement grants, computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts for fiscal year 2020 are set forth under Note 16 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on August 24, 2020.

(3)
All non-equity incentive plan compensation was paid pursuant to the Executive VPP. The amounts in this column represent the aggregate VPP bonus earned by each NEO by the Compensation Committee. As discussed in the CD&A section under “Voluntary Forfeiture of H2 FY2020 VPP Bonuses,” each NEO voluntarily forfeited his Executive VPP payment for the second half of fiscal year 2020 (“H2FY20”). The table below sets forth for each NEO the amounts actually received for the second half of fiscal year 2020(“H1FY20”) and the amounts voluntarily forfeited for H2 FY 2020.

Name	H1FY20 VPP (Actual)	H2FY20 VPP (Forfeited)
Oleg Khaykin	$513,600	$148,800
Amar Maletira	$267,500	$77,500
Paul McNab	$236,640	$36,975
Luke Scrivanich	$135,966	$66,402
Gary Staley	$189,656	$39,844

(4)	The amounts in the “All Other Compensation” column for fiscal 2020 include:

•	401(k) matching contribution by the Company in the amount of $4,000 for each NEO other than Mr. McNab, who did not contribute to the Company's 401(k) plan.
The amounts in the salary, bonus, and non-equity incentive plan compensation columns of the Summary Compensation Table reflect actual amounts earned for the relevant years, while the amounts in the stock awards column reflect accounting values. The tables entitled “Outstanding Equity Awards at Fiscal Year-End Table” and “Option Exercises and Stock Vested Table” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The Summary Compensation Table should be read in conjunction with the Compensation Discussion and Analysis and the subsequent tables and narrative descriptions.

Grants of Plan-Based Awards
The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2020:

	GRANTS OF PLAN BASED AWARDS
				Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Approval Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Oleg Khaykin	8/28/19	8/20/19	MSUs				97,175	194,350	291,525		3,018,256
	8/28/19	8/20/19	RSUs							194,350	2,650,934
	N/A	N/A	Cash	0	960,000	1,344,000					N/A
			Incentive
Amar Maletira	8/28/19	8/20/19	MSUs				47,500	95,000	142,500		1,475,350
	8/28/19	8/20/19	RSUs							95,000	1,295,800
	N/A	N/A	Cash	0	500,000	700,000					N/A
			Incentive
Paul McNab	8/28/19	8/20/19	MSUs				17,500	35,000	52,500		543,550
	8/28/19	8/20/19	RSUs							35,000	477,400
	N/A	N/A	Cash	0	369,750	517,650					N/A
			Incentive
Luke Scrinavich	8/28/19	8/20/19	MSUs				15,000	30,000	45,000		465,900
	8/28/19	8/20/19	RSUs							30,000	409,200
	N/A	N/A	Cash	0	316,200	442,680					N/A
			Incentive
Gary Staley	8/28/19	8/20/19	MSUs				18,750	37,500	56,250		582,375
	8/28/19	8/20/19	RSUs							37,500	511,500
	N/A	N/A	Cash	0	318,750	573,750					N/A
			Incentive

(1)
These columns show the potential cash value range of the payout for each NEO under the Executive VPP, as described in the Compensation Discussion and Analysis above. The potential payouts are performance-driven and therefore completely at risk. The amounts actually earned by each NEO in fiscal year 2020 are summarized in the Summary Compensation Table above.

(2)
These columns show the estimated share vesting range for each NEO under the Company's RSU awards with market conditions, which we refer to as market stock units (“MSUs”), at the 50%, 100% and 150% achievement level. MSUs vest in three annual tranches based upon (i) the Company’s total stockholder return relative to the performance of the component companies of the Nasdaq Telecommunications Index over the three-year period and (ii) the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control. As described in the Compensation Discussion and Analysis above, MSU payout percentages can fall between 0 and 150% of target shares.

(3)
These grants are time-based RSUs that vest 1/3 of the shares on the first anniversary of the grant date and the remainder of the shares in equal quarterly installments for two years thereafter, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control.

(4)
Except as otherwise noted, the amounts shown in this column are the grant date fair values in the period presented as determined pursuant to stock-based compensation accounting rule ASC Topic 718. The assumptions used to calculate these amounts are set forth under Note 16 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2020 filed with the SEC on August 24, 2020.

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)

Oleg Khaykin	2/15/16	1,180,257	(2)		5.95	02/15/24
	8/28/17						12,563	(4)	157,038
	8/28/18						86,439	(4)	1,080,488
	8/28/19						194,350	(4)	2,429,375
	8/28/17									50,000	(6)	625,000
	8/28/17									22,500	(7)	281,250
	8/28/18									137,614	(6)	1,720,175
	8/28/19									194,350	(6)	2,429,375
Amar Maletira	8/28/17						5,193	(4)	64,913
	8/28/18						29,313	(4)	366,413
	8/28/18						15,000	(8)	187,500
	8/28/19						95,000	(4)	1,187,500
	8/28/17									20,668	(6)	258,350
	8/28/17									11,250	(7)	140,625
	8/28/18									46,667	(6)	583,338
	8/28/19									95,000	(6)	1,187,500
Paul McNab	8/28/17						2,262	(4)	28,275
	8/28/18						12,563	(4)	157,038
	8/28/19						35,000	(4)	437,500
	8/28/17									9,000	(6)	112,500
	8/28/18									20,000	(6)	250,000
	8/28/19									35,000	(6)	437,500
Luke Scrivanich	8/28/17						2,262	(4)	28,275
	8/28/18						12,563	(4)	157,038
	8/28/19						30,000	(4)	375,000
	8/28/17									9,000	(6)	112,500
	8/28/18									20,000	(6)	250,000
	8/28/19									30,000	(6)	375,000
Gary Staley	2/15/17						7,062	(3)	88,275
	8/28/17						2,262	(4)	28,275
	8/28/18						12,563	(4)	157,038
	8/28/18						10,000	(8)	125,000
	8/28/18						37,500	(4)	468,750
	8/28/17									9,000	(6)	112,500
	8/28/17									14,822	(5)	185,275
	8/28/18									20,000	(6)	250,000
	8/28/19									37,500	(6)	468,750

(1)
Amounts reflecting market value of RSUs, MSUs and PSUs are based on the price of $12.50 per share, which was the closing price of our common stock as reported on Nasdaq on June 26, 2020, the last trading day of FY20.

(2)	Time-based stock option which has fully vested.

(3)
Time-based RSUs with ¼ of the units vesting on each of the first four anniversaries of the hire date, contingent upon the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control.

(4)
Time-based RSUs with 1/3 of the units vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments for two years thereafter, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control.

(5)
MSUs that vest in three annual tranches based upon the Company’s TSR relative to the performance of the companies in the Nasdaq Telecommunications Index over a three-year period, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control. The number of MSUs disclosed in the table above reflects vesting at 100% of the target amount. The actual number of shares that will vest ranges from 0% to 150% of the target amount for each vesting tranche, subject to completion of the applicable measurement period and certification by the Compensation Committee.

(6)
MSUs that vest in four annual tranches based upon the Company’s total stockholder return (“TSR”) relative to the performance of the component companies of the Nasdaq Telecommunications Index over the four-year period, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control. The number of MSUs disclosed in the table above reflects vesting at 100% of the target amount. The actual number of shares that will vest ranges from 0% to 150% of the target amount for each vesting tranche.

(7)
PSUs that were earned on May 16, 2019 upon the Compensation Committee certifying achievement of an NSE operating income margin rate target. Previously, 50% of each NEO’s PSUs vested on the certification date and 25% of each executive officer’s PSUs vested on October 1, 2019. The remaining 25% of each executive officer’s PSUs vested on October 1, 2020, contingent on the NEO’s continuous service through each applicable vesting date, subject to certain exceptions as set forth below in Potential Payments Made Upon Termination or Change in Control.

(8)	Time-based RSUs with ½ of the units vesting on the first anniversary of the grant date and ¼ of the units vesting on the second and third anniversaries of the grant date.

Option Exercises and Stock Vested
The following Option Exercises and Stock Vested Table provides additional information about the value realized by the NEOs due to the vesting of RSUs during fiscal year 2020. No stock options were exercised in fiscal year 2020.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Oleg Khaykin	—	—	261,700	3,607,089
Amar Maletira	—	—	128,373	1,796,816
Paul McNab	—	—	29,204	393,923
Luke Scrivanich	—	—	28,995	391,045
Gary Staley	—	—	43,544	594,746

(1)
Represents the amounts realized based on the product of (a) the number of RSUs vested and (b) the closing price of our common stock on Nasdaq on the vesting day (or, if the vesting day falls on a day on which our stock is not traded, the prior trading day).

Potential Payments Made Upon Termination or Change in Control
The descriptions and table below reflect the amount of compensation to be paid to each of the NEOs in the event of termination of such executive’s employment. The figures shown below assume that such termination was effective as of June 27, 2020 (and therefore use the closing price of our common stock on Nasdaq as of June 27, 2020 for all equity-based calculations), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts that would be paid for the other NEOs can only be determined at the time of such executive’s separation from the Company.
Change in Control Plan
The Company’s Change in Control Plan, which covers all currently employed NEOs except Mr. Khaykin, provides the following benefits if a termination is without Cause or is for Good Reason (each as defined in the Change in Control Plan) within the 12-month period beginning upon a Change in Control (as defined in the Change in Control plan), subject to the execution of a general release of claims: (a) accelerated vesting of any unvested stock options and other securities or similar incentives held at the time of termination (including accelerated vesting of any performance-based awards at 100% of the target achievement level), (b) a lump sum payment equal to either eighteen months or two years’ base salary (depending on the executive level), and (c) a cash payment equal to 12 months of COBRA premiums for the NEO and his or her eligible dependents. The same benefits are payable if the NEO is terminated due to death or Disability (as defined in the Change in Control Plan) during the coverage period. The Change in Control Plan is scheduled to expire, if not otherwise extended, in June 2023.
Khaykin Agreement
Pursuant to the terms of the Khaykin Agreement, if the Company terminates Mr. Khaykin’s employment without Cause or he terminates his employment for Good Reason (each, as defined in the Khaykin Agreement, an “Involuntary Termination”), in addition to any accrued payments to which he is entitled, and provided that he signs a separation agreement and release of claims, Mr. Khaykin will receive the following severance benefits:
If an Involuntary Termination occurs within three months prior to, or one year after a Change in Control (as defined in the Employment Agreement), Mr. Khaykin will receive:

•	If the termination date occurs after the second anniversary of his hire date, a lump sum payment equal to 150% of his annual base salary plus 225% of his target annual bonus.

•	Immediate vesting of all equity awards, with performance awards treated as earned at the greater of the target amount or the actual achievement attained as of the termination date.
If an Involuntary Termination occurs during a time that is not within three months before or one year after a Change in Control, or is a termination upon death or Disability (as defined in the Khaykin Agreement), Mr. Khaykin will receive:

•
A prorated portion of the Annual Bonus for the fiscal year in which the termination date occurs, which will be determined at the end of the Company’s fiscal year based on the Company’s actual performance.

•	An additional amount equal to the sum of (i) 150% of Mr. Khaykin’s base salary at the time of termination and (ii) 150% of his target annual bonus.

•	Immediate vesting of all equity awards to the extent that they would have otherwise vested within 18 months of the termination date, with performance awards treated as earned at the target amount.
Whether or not an Involuntary Termination occurs within one year after a Change in Control, Mr. Khaykin will also be reimbursed for 18 months the amount equal to the difference between the monthly cost of his COBRA health and dental benefits and the amount he would have been required to contribute for health and dental coverage if he remained an active employee of the Company.
The Khaykin Agreement contains a “better after-tax” provision, which provides that if any of the payments to Mr. Khaykin constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to Mr. Khaykin, whichever results in him receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.
Maletira Agreement

Pursuant to the terms of the Maletira Agreement, if Mr. Maletira’s employment is terminated other than for Cause (as defined in the Maletira Agreement), provided that he enters into a separation agreement and release of claims, he will receive a severance payment equal to 18-months base salary.
RSU and PSU Vesting Provisions Upon Death and Disability
Consistent with the practice of many of our peers and to encourage our employees to remain employed with us through the date of the applicable vesting event, grants of RSUs and MSUs, provide for full vesting upon separation from the Company due to death or disability, with MSUs vesting at target.

Potential Payments Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name	Benefit	Death or Disability ($) (2)	Within 12 Months After a Change in Control ($) (3)	Termination Not in Connection with a Change in Control ($)

Oleg Khaykin (1)	Salary	0	3,360,000	2,640,000
	Securities	8,722,700	8,722,700	7,302,513
	COBRA	0	34,944	34,944
Amar Maletira	Salary	0	1,000,000	750,000
	Securities	3,976,138	3,976,138	0
	COBRA	0	23,580	0
Paul McNab	Salary	0	870,000	652,500
	Securities	1,422,813	1,422,813	0
	COBRA	0	24,889	0
Luke Scrivanich	Salary	0	744,000	558,000
	Securities	1,297,813	1,297,813	0
	COBRA	0	15,456	0
Gary Staley	Salary	0	562,500	375,000
	Securities	1,883,863	1,883,863	0
	COBRA	0	24,889	0

(1)
Benefits for Mr. Khaykin are also payable if he is terminated within three months prior to a Change in Control and include (a) a lump sum payment equal to 150% of his base salary plus 225% of his annual target bonus, (b) accelerated vesting of any unvested stock options and other securities held at the time of termination (including accelerated vesting of any performance-based awards at the greater of 100% of the target achievement level or the actual achievement level, if measurable as of the termination date) and (c) reimbursement of COBRA premiums for a period of up to 18 months.

(2)	Amounts in this column reflect the value of unvested securities as of the last day of fiscal year 2020 that would accelerate and vest upon a separation from the Company due to death or disability.

(3)	These amounts do not reflect the impact of any “better after-tax” provision.

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Oleg Khaykin, our CEO. The following paragraphs describe our methodology and the resulting CEO Pay Ratio.
For fiscal year 2020, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our company (other than our CEO), was $75,527; and

•	the annual total compensation of our CEO was $7,135,590.
Based on this information, for fiscal 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO) was estimated to be approximately 94 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
As it was determined that the Company’s overall compensation programs and structure did not materially change in fiscal year 2020, we utilized the same median employee as identified in fiscal year 2019 for calculation of pay ratio, as permitted under SEC rules. This employee is a non-exempt, full-time employee located in Germany. The total taxable compensation was determined from information derived from tax and/or payroll records. For a discussion of the methodology used to identify the median employee, please see the section entitled CEO Pay Ratio in our fiscal year 2019 proxy statement, incorporated herein by reference. With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s annual total compensation for fiscal year 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $75,527. The median employee’s total compensation for fiscal year 2020 includes the median employee’s actual salary for the twelve-month period ended June 27, 2020 and the fiscal year 2020 bonus. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2020 in our Summary Compensation Table included in this Proxy Statement.

Equity Compensation Plans
The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans that were not approved by the Company’s stockholders. Information in the table is as of June 27, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	6,065,164	(1)	n/a	20,573,369	(2)

Equity compensation plans not approved by security holders	1,180,257	(3)	$5.95	—

Total/Weighted Ave./Total	7,245,421		$5.95	20,573,369

(1)
Represents shares of the Company’s Common Stock issuable upon the exercise of options and vesting and settlement of RSUs outstanding under the Company’s Amended and Restated 2003 Equity Incentive Plan (the "2003 Plan") and excludes purchase rights under the Amended and Restated 1998 Employee Stock Purchase Plan. Excluding outstanding RSUs, which have no exercise price, as of June 27, 2020, there were no options to purchase shares under the 2003 Plan.

(2)
Represents shares of the Company’s Common Stock authorized for future issuance under the following equity compensation plans: Amended and Restated 2003 Equity Incentive Plan (under which 17,476,933 shares remain available for grant) and the Amended and Restated 1998 Employee Stock Purchase Plan (under which 3,096,436 shares remain available for grant), including shares subject to purchase during the current purchase period, which commenced on August 1, 2020 (the exact number of which will not be known until the purchase date on January 31, 2021). Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by the participant pursuant to any one outstanding purchase right shall not exceed 4,000 shares.

(3)
Represents shares of the Company’s Common Stock issuable upon the exercise of options that were granted to Oleg Khaykin on February 15, 2016 as an inducement for Mr. Khaykin to join the Company. As of June 27, 2020, there were options to purchase 1,180,257 shares outstanding at a weighted average exercise price of $5.95.

The following are descriptions of the material features of the Company’s equity compensation plans that were not approved by the Company’s stockholders:
Inducement Awards
On February 15, 2016, in connection with his appointment as CEO, Mr. Khaykin was granted compensatory options and RSUs, which were not made pursuant to any stockholder-approved equity plan, as an inducement for Mr. Khaykin to join the Company. As of June 27, 2020, the following award remains outstanding:

•	Options to purchase 1,180,257 shares of common stock with an exercise price of $5.95 per share, which are now fully vested and have a term of ten years.

Audit Committee Report
The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.
The Audit Committee of the Board of Directors is responsible for, among other things, assisting the full Board in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial control, internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. The Audit Committee is composed solely of non-employee directors, all of whom satisfy the independence, financial literacy and experience requirements of the SEC, rules applicable to Nasdaq-listed issuers, and any other regulatory requirements, as applicable. All members of the Committee are required to have a working knowledge of basic finance and accounting, and at all times at least one member of the Committee qualifies as an “audit committee financial expert” as defined by the SEC.
Management has the primary responsibility for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the scope of the independent audits, the results of the audits, including critical audit matters (CAMs), and other non-audit services provided by the Company’s independent registered public accounting firm.
The following is the Report of the Audit Committee with respect to the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 27, 2020, which includes the consolidated balance sheets of the Company as of June 27, 2020 and June 29, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 29, 2019, and the notes thereto.
Review with Management
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.
Review and Discussions with Independent Registered Public Accounting Firm
The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements, and both with and without management present, discussed and reviewed the results of PricewaterhouseCoopers’ examination of the financial statements.
The Audit Committee has received the written disclosures letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers the independent public accountant’s independence.
During the course of fiscal year 2020, management engaged in documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers at Audit Committee meetings. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal year 2021.

Conclusion
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020.

Audit Committee
Donald Colvin, (Chair)
Keith Barnes
Masood A. Jabbar

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10 percent of the Company’s common stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on its review of the copies of such forms received and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal year 2020 all Reporting Persons complied with the applicable filing requirements on a timely basis, with the exception of Mr. Khaykin, for whom the vesting of MSUs on February 3, 2020 was not timely reported due to administrative error. In addition, following a review of our stock records, it was discovered that in fiscal year 2019, a sale transaction under a 10b5-1 trading plan for Mr. Siebert and a sale transaction under a 10b5-1 trading plan for Mr. Scrivanich, were not reported due to administrative error. Such transactions were subsequently reported in a Form 4 that was filed on September 29, 2020.

Other Information
Note About Forward Looking Statements
This Proxy Statement includes estimates, projections, statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “committed to, “strive” “believe,” “expect,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.
Websites Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.
Annual Report on Form 10-K and Annual Report to Stockholders
The company will provide, without charge, to each person solicited a copy of the fiscal year 2020 annual report, including financial statements and schedules filed therewith upon written request to the secretary, sent to:
Viavi Solutions Inc.
6001 America Center Drive
6th floor, San Jose, California 95002

APPENDIX A - GAAP to Non-GAAP Reconciliations

The Company provides non-GAAP operating margin, non-GAAP net income (loss) and non-GAAP net income (loss) per share, as supplemental information regarding the Company’s operational performance. The Company uses these measures to evaluate the Company’s historical and prospective financial performance, as well as its performance relative to its competitors. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which the Company believes represent its performance in the ordinary, ongoing and customary course of its operations. Accordingly, management excludes from core operating performance items such as those relating to certain purchase price accounting adjustments, amortization of acquisition-related intangibles and inventory step-up, stock-based compensation, restructuring, separation costs, changes in fair value of contingent consideration liabilities and certain investing expenses and non-cash activities that management believes are not reflective of such ordinary, ongoing and customary course activities. Additionally, the Company excludes the results of discontinued operations in calculating non-GAAP net income (loss), non-GAAP net income (loss) per share for all periods reported. The Company believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operational performance.

The Company believes providing this additional information allows investors to see Company results through the eyes of management. The Company further believes that providing this information allows investors to better understand the Company’s financial performance and, importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

The non-GAAP adjustments, and the basis for excluding them, are outlined below.

•
Cost of revenues, costs of research and development and costs of selling, general and administrative: The Company’s GAAP presentation of gross margin and operating expenses may include (i) additional depreciation and amortization from changes in estimated useful life and the write-down of certain property, equipment and intangibles that have been identified for disposal but remained in use until the date of disposal, (ii) workforce related charges such as severance, retention bonuses and employee relocation costs related to formal restructuring plans, (iii) costs for facilities not required for ongoing operations, and costs related to the relocation of certain equipment from these facilities and/or contract manufacturer facilities, (iv) stock-based compensation, (v) changes in fair value of contingent consideration liabilities and (vi) other charges unrelated to our core operating performance comprising mainly of acquisition related transaction costs, amortization of acquisition related inventory step-up, integration costs related to acquired entities, litigation and other costs and contingencies unrelated to current and future operations, including transformational initiatives such as the implementation of simplified automated processes, site consolidations, and reorganizations. The Company excludes these items in calculating non-GAAP operating margin, non-GAAP net income (loss), and non-GAAP net income (loss) per share. The Company believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operational performance.

•
Amortization of intangibles: The Company includes amortization expense related to intangibles in its GAAP presentation of cost of revenues and operating expense. The Company excludes these significant non-cash items in calculating non-GAAP operating margin, non-GAAP net income (loss), and non-GAAP net income (loss) per share, because it believes doing so provides investors a clearer and more consistent view of the Company’s core operating performance in terms of cost of revenues and operating expenses.

•
Non-cash interest expense and other expense: The Company incurred non-cash interest expense accretion of the debt discount on its convertible debt instruments. The Company eliminates this in calculating non-GAAP net income (loss), and non-GAAP net income (loss) per share because it believes that in so doing, it can provide investors a clearer and more consistent view of the Company’s core operating performance.

•
Income tax expense or benefit: The Company excludes certain non-cash tax expense or benefit items, such as the utilization of net operating losses where valuation allowances were released, intra-period tax allocation benefit, one-time tax charge to facilitate repatriation of foreign earnings of a foreign subsidiary for the fiscal quarter ended March 28, 2020 and prior periods, and the tax effect for amortization of non-tax deductible intangible assets, in calculating non-GAAP net income (loss) and non-GAAP net income (loss) per share. The Company excludes amortization of certain intangibles assets in calculating non-GAAP net income or (loss), the tax benefit resulting from non-tax deductible amortization expense of such intangible assets is also excluded from non-GAAP measures. The Company believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operational performance.

A-1

Non-GAAP financial measures are not in accordance with, preferable to, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP net income (loss) is net income (loss). The GAAP measure most directly comparable to non-GAAP net income (loss) per share is net income (loss) per share. The Company believes these GAAP measures alone are not fully indicative of its core operating expenses and performance and that providing non-GAAP financial measures in conjunction with GAAP measures provides valuable supplemental information regarding the Company’s overall financial performance.

The following tables reconcile GAAP measures to non-GAAP measures:

	Years Ended
	June 27, 2020		June 29, 2019
	Operating Income	Operating Margin	Operating Income	Operating Margin
Net Revenue	$1,136.3		$1,130.3

GAAP measures from continuing operations	$118.1	10.4%	$67.4	6.0%
Stock-based compensation	44.6	3.9%	38.2	3.4%
Change in fair value of contingent liability	(31.5)	(2.8)%	(5.9)	(0.5)%
Other charges unrelated to core operating performance (1)	8.4	0.8%	10	0.9%
Amortization of intangibles	67.8	6.0%	72.5	6.4%
Restructuring and related charges	3.5	0.3%	15.4	1.3%
Total related to Cost of Revenue and Operating Expenses	92.8	8.2%	130.2	11.5%
Non-GAAP measures from continuing operations	$210.9	18.6%	$197.6	17.5%

	Years Ended
	June 27, 2020		June 29, 2019
	Net (Loss) Income	Diluted EPS	Net (Loss) Income	Diluted EPS
GAAP measures from continuing operations	$28.7	$0.12	$7.8	$0.03
Items reconciling GAAP net income and EPS to non-GAAP net income and EPS:
Stock-based compensation	44.6	0.19	38.2	0.17
Change in fair value of contingent liability	(31.5)	(0.13)	(5.9)	(0.03)
Other charges unrelated to core operating performance (1)	8.4	0.04	10.5	0.05
Amortization of intangibles	67.8	0.29	72.5	0.31
Restructuring and related charges (benefits)	3.5	0.01	15.4	0.07
Non-cash interest expense and other expense	20.7	0.09	21	0.09
Withholding income taxes	31.6	0.14	—	—
Benefits/charges from income taxes	(2.5)	(0.01)	(3.3)	(0.01)
Total related to net income and EPS	142.6	0.61	148.4	0.64
Non-GAAP measures from continuing operations	$171.3	$0.73	$156.2	$0.68
Shares used in per share calculation for Non-GAAP EPS		233.7		231.2
Note: Certain totals may not add due to rounding
(1) Other items include charges unrelated to core operating performance primarily consisted of certain acquisition and integration related changes, transformational initiatives such as, site consolidations, and reorganization, loss on sale of investments and loss on disposal of long-lived assets.

A-2

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2020 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR each of the nominees and FOR Proposals 2 –3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Richard E. Belluzzo	☐	☐	02 - Keith Barnes	☐	☐	03 - Laura Black	☐	☐
04 - Tor Braham	☐	☐	05 - Timothy Campos	☐	☐	06 - Donald Colvin	☐	☐
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The 2020 Annual Meeting of Shareholders of Viavi Solutions Inc. will be held on November 11, 2020 at 9:00 a.m. Pacific Time, Access begins at 8:30 a.m., Pacific Time virtually via the internet at www.meetingcenter.io/210764753.

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Viavi Solutions Inc.

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — November 11, 2020

Amar Maletira, Kevin Siebert and Nandini Acharya, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if the undersigned attended the Annual Meeting of Shareholders of Viavi Solutions Inc. to be held on November 11, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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